Exhibit 99.1

Wynn MACAU

2009 Annual Report 年度報告

Wynn Macau, Limited 永利澳門有限公司*

(incorporated in the Cayman Islands with limited liability) *(於開曼群島註冊成立的有限公司)*

Stock Code 股份代號 : 1128

* for identification purposes only 僅供識別

MACAU

2009 Annual Report

Wynn Macau, Limited *

(incorporated in the Cayman Islands with limited liability)

Stock Code: 1128

* for identification purposes only

	2	Corporate Information

	4	Highlights

	6	Management Discussion and Analysis

Contents	31	Directors and Senior Management

	42	Report of the Directors

	61	Corporate Governance Report

	70	Independent Auditors’ Report

	72	Financial Statements

	154	Financial Summary

	155	Definitions

	159	Glossary

2	Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS Executive Directors	NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Stephen A. Wynn (Chairman of the Board)	Mr. Jeffrey Kin-fung Lam (Chairman)
Mr. Ian Michael Coughlan	Dr. Allan Zeman, GBS, JP
Ms. Linda Chen	Mr. Nicholas Sallnow-Smith

Non-Executive Directors	COMPANY SECRETARY
Mr. Kazuo Okada	Ms. Kwok Yu Ching
Dr. Allan Zeman, GBS, JP (Vice-Chairman of the Board)	ACIS, ACS
Mr. Marc D. Schorr	AUTHORIZED REPRESENTATIVES
Dr. Allan Zeman, GBS, JP
Independent Non-Executive Directors	Ms. Kwok Yu Ching
Mr. Nicholas Sallnow-Smith	(Mrs. Seng Sze Ka Mee, Natalia as alternate)
Mr. Bruce Rockowitz
Mr. Jeffrey Kin-fung Lam, SBS, JP	AUDITORS

Ernst & Young
AUDIT COMMITTEE	Certified Public Accountants

Mr. Nicholas Sallnow-Smith (Chairman)
Dr. Allan Zeman, GBS, JP	LEGAL ADVISORS
Mr. Bruce Rockowitz	As to Hong Kong and U.S. laws:

Skadden, Arps, Slate, Meagher & Flom
REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith (Chairman) Mr. Marc D. Schorr Mr. Bruce Rockowitz Mr. Jeffrey Kin-fung Lam, SBS, JP	As to Macau law:
Alexandre Correia de Silva

As to Cayman Islands law:

Maples and Calder

PRINCIPAL BANKERS

Banco Nacional Ultramarino, S.A. (Macau)

Annual Report 2009	3

Corporate Information

REGISTERED OFFICE	HONG KONG SHARE REGISTRAR

P.O. Box 309	Computershare Hong Kong Investor Services Limited
Ugland House
Grand Cayman	COMPLIANCE ADVISOR
KY1-1104 Cayman Islands	Anglo Chinese Corporate Finance, Limited

STOCK CODE

HEADQUARTERS IN MACAU	1128

Rua Cidade de Sintra
NAPE, Macau SAR	COMPANY WEBSITE

www.wynnmacaulimited.com
PRINCIPAL PLACE OF BUSINESS IN HONG KONG

Level 28, Three Pacific Place
1 Queen’s Road East
Hong Kong

PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE

Appleby Trust (Cayman) Limited

4	Wynn Macau, Limited

Highlights

FINANCIAL HIGHLIGHTS

	For the year ended 31 December
	2009	2008
-	HK$	HK$
	(in thousands)
Casino revenues	13,185,580	13,883,379
Other revenues	891,320	827,197
EBITDA	3,242,368	3,138,215
Profits attributable to equity holders	2,068,647	2,039,644
Earnings per Share — basic	41 cents	41 cents

Annual Report 2009	5

Highlights

MILESTONES

Macau gaming concession obtained	June 2002

US$900 million Subconcession Agreement with Publishing and Broadcasting, Ltd.	September 2006

Wynn Macau opens to the public	September 2006

First expansion of Wynn Macau	December 2007

Wynn Macau becomes only hotel in Macau to receive the coveted Forbes Five-Star Award	November 2008

Completion of a HK$14.5 billion initial public offering and listing on the Hong Kong Stock Exchange	October 2009

Wynn Macau becomes only one of two hotels in Macau to receive the coveted Forbes Five-Star Award	November 2009

Encore at Wynn Macau expected to open	April 2010

KEY SHAREHOLDER DATES FOR 2010

Annual general meeting	June 2010

Release of interim results in respect of the six months ending 30 June 2010	August 2010

Release of interim report in respect of the six months ending 30 June 2010	September 2010

6	Wynn Macau, Limited

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007, Wynn Macau completed an expansion, adding more gaming space and additional food and beverage and retail amenities. As at 31 December 2009, Wynn Macau occupied approximately 16 acres of land in Macau featuring a casino of approximately 222,000 square feet offering 24-hour gaming with a full range of games and 600 luxury rooms and suites. We have nearly completed construction of Encore at Wynn Macau, a further expansion of Wynn Macau that will add a fully integrated resort hotel with, among other offerings, approximately 410 luxury suites and four villas, additional gaming space, restaurants and retail space. We currently expect Encore at Wynn Macau to open in April 2010.

On 9 October 2009, the Company completed an initial public offering and the Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange.

For the year ended 31 December 2009, our total operating revenues were HK$14,076.9 million, and our net profits were HK$2,068.6 million, compared to total operating revenues of HK$14,710.6 million, and net profits of HK$2,039.6 million for the year ended 31 December 2008.

Macau

Macau, which was a Portuguese colony for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and less than one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane, connected by bridges. We believe that Macau is located in one of the world’s largest concentrations of potential gaming customers. According to Macau Statistical Information, casinos in Macau generated approximately HK$115.9 billion in gaming revenue in 2009, an approximately 10% increase over the approximately HK$105.6 billion generated in 2008, making Macau the largest gaming market in the world.

Macau’s gaming market is primarily dependent on tourists. The Macau market has experienced tremendous growth in capacity in the last few years. As of 31 December 2009, there were approximately 19,200 hotel rooms and approximately 4,770 table games in Macau, compared to approximately 12,978 hotel rooms and approximately 2,760 table games as of 31 December 2006.

Annual Report 2009	7

Management Discussion and Analysis

Existing Operations

Casino gaming at Wynn Macau

The following table presents certain information about the number of casino games available at Wynn Macau as at the dates indicated.

	As at 28 February	As at 31 December
	2010	2009	2008
VIP table games	196	196	143
Mass market table games	198	198	228
Slot machines	1,195	1,195	1,250
Poker tables	11	11	8

Wynn Macau also offers 600 luxury rooms and suites, six casual and fine dining restaurants, a retail promenade of approximately 48,000 square feet featuring high-end, brand-name retail stores and boutiques, such as Bulgari, Chanel, Christian Dior, Dunhill, Ermenegildo Zegna, Fendi, Ferrari, Giorgio Armani, Gucci, Hermes, Hugo Boss, Louis Vuitton, Miu Miu, Piaget, Prada, Rolex, Tiffany, Van Cleef & Arpels, Versace, Vertu and others, a performance lake, a rotunda show, recreation and leisure facilities and lounges and meeting facilities.

8	Wynn Macau, Limited

Management Discussion and Analysis

Development Projects

Encore at Wynn Macau

We have nearly completed the construction of Encore at Wynn Macau and expect it to open in April 2010. While the new resort will be a destination in itself, it will also be complemented by, and fully integrated with, the existing operations and facilities at Wynn Macau. We believe we will further solidify Wynn Macau’s position as a premier destination for VIP clients in Macau as well as enhance our offerings to mass market clients with the addition of the following at Encore at Wynn Macau:

•	VIP rooms and gaming areas, including approximately 37 VIP table games, 24 mass market table games and additional slot machines;

•	Approximately 410 luxury suites of approximately 1,000 square feet each;

•	Four villas of approximately 7,000 square feet each connected to a private gaming salon;

•	A sky casino of approximately 12,000 square feet;

•	Retail space for three new premium retail outlets, Chanel, Piaget and Cartier, totaling approximately 3,200 square feet; and

•	Two new restaurants and one lounge totaling approximately 7,000 square feet.

We expect Encore at Wynn Macau to open in April 2010. The total budget is approximately HK$4,655.1 million, including amounts under the guaranteed maximum price construction contract of HK$3,237.1 million representing the major hard construction costs. As at 31 December 2009, approximately HK$3,527.7 million of costs had been incurred. Completion of the project has been funded through a combination of existing cash balances and cash flow from operations. With the expansion of Wynn Macau and the opening of Encore at Wynn Macau, Wynn Macau’s aggregate number of VIP table games is expected to increase by 18.9% from approximately 196 to approximately 233 tables, allowing us to serve additional gaming promoter-driven and in-house VIP gaming.

Once Encore at Wynn Macau is fully completed and in service, we will have a total of 233 VIP table games, 222 mass market table games, approximately 1,200 slot machines and 11 poker tables at Wynn Macau and Encore at Wynn Macau.

Annual Report 2009	9

Management Discussion and Analysis

Cotai and Other Opportunities

We have identified a site of approximately 52 acres in Cotai and Palo Real Estate Company Limited (which is our indirect wholly owned subsidiary) has submitted an application to the Macau government to obtain the right to lease this parcel. No payments or deposits were made to the Macau government when submitting the application. We are awaiting final approval of this application which, if approved, would allow us to construct an integrated casino and five-star resort of up to approximately 6.9 million square feet (including space for gaming, accommodation, food and beverage, retail, leisure, landscaping areas and convention/meeting areas).

The proposed draft land concession agreement prepared by the Macau government in connection with the application contains several undertakings and conditions that are standard for land concessions in Macau, including the obligation to develop the land within a certain period of time. In this case, this involves the development and construction of a hotel complex of a certain size within five years, but such proposals have not yet been finalized with the Macau government and are not binding. Thus, the specific parameters of any potential Cotai project, including whether such project is to be built at all, are subject to change.

We believe our management’s experience, disciplined approach to development and prudent capital management put us in a strong position to evaluate Macau’s evolving gaming market and selectively take advantage of opportunities in Cotai and elsewhere in Macau.

On 1 August 2008, Palo Real Estate Company Limited entered into an agreement with a Macau incorporated company that is not a connected person of the Group to pay the latter for its relinquishment of certain rights with respect to its business interests in the potential Cotai project.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly in the last few years. We have benefited from the rise in visitation to Macau over the past several years, although recently such visitation numbers have been impacted by various factors such as the global economic slowdown.

10	Wynn Macau, Limited

Management Discussion and Analysis

Gaming customers traveling to Macau typically come from nearby destinations in Asia including Hong Kong, mainland China, Taiwan, South Korea and Japan. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 87% of visitors to Macau in 2009 were from Hong Kong, mainland China and Taiwan. We believe that visitation and gross gaming revenues growth for the Macau market have been, and will continue to be, driven by a combination of factors, including the level of regional wealth in Asia which, should it continue to increase, is expected to lead to a large and growing middle class with rising disposable income; Macau’s proximity to major Asian population centers; infrastructure improvements that are expected to facilitate more convenient travel to and within Macau; and the increasing supply of better quality casino, hotel and entertainment offerings in Macau.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

•	Prevailing economic conditions in China and Asia;

•	Various countries’ policies on the issuance of travel visas that may be in effect from time to time and could affect travel to Macau;

•	Competition from other destinations which offer gaming and leisure activities;

•	Possible changes to government restrictions on currency conversion or the ability to export currency by China or other countries; and

•	Possible outbreaks of infectious disease.

Current Economic and Operating Environment

Economic conditions have a significant impact on our business. We benefited materially from the generally strong economic environment in the first half of 2008. Beginning in the second half of 2008 and continuing into early 2009, a number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affected travel to Macau and an outbreak of the H1N1 influenza, negatively impacted the gaming industry in Macau and our business. We have carefully managed our labor force and aggressively negotiated with many of our vendors to secure lower rates on existing contracts, and are continually reviewing the cost and efficiencies at our property to identify further opportunities to reduce costs during these uncertain economic times. Notwithstanding the issues set out above, our operating environment remained relatively stable, and showed improvement through the second half of 2009.

Annual Report 2009	11

Management Discussion and Analysis

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of gaming operators and casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, Galaxy and SJM. The three subconcessionaires are Venetian Macau, Melco Crown, and MGM Grand Paradise. As at 31

December 2009, there were approximately 33 casinos in Macau, including 20 operated by SJM. Casino operators are not subject to any limit on the number of casinos that may be operated under their concession or subconcession agreements. Each of the current six operators has commenced casino operating activities and several have expansion plans announced or underway. Several new hotels and casinos, including Melco Crown’s City of Dreams and SJM’s Oceanus and L’Arc, opened in 2009.

Wynn Macau also faces competition from casinos located in other areas of Asia, such as Genting Highlands Resort, a major gaming and resort destination located outside of Kuala Lumpur, Malaysia, and casinos in the Philippines. Two large-scale casinos that are being developed in Singapore, one of which opened in February 2010, and the other expected to open its initial phase in April 2010, will add further competition to the region. Wynn Macau also encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A significant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to Wynn Macau’s casino business.

Gaming promoters introduce high-spending VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau pays the gaming promoters a fixed percentage of the gross gaming win generated by each gaming promoter. Approximately

80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters for their compensation. The total amounts of commissions netted against casino revenues were HK$3,805.9 million and HK$3,779.2 million for the years ended 31 December 2009 and 2008, respectively. Additionally, gaming promoters each receive a monthly allowance based on a percentage of the

12	Wynn Macau, Limited

Management Discussion and Analysis

turnover their clients generate. Such allowance is available for room, food and beverage and other expenses for discretionary use with clients. We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amount of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, was HK$127.7 million and HK$55.4 million for the years ended 31 December 2009 and 2008, respectively. We believe our relationships with our gaming promoters are good. Our commission levels have remained stable throughout our operating history, and we have not increased levels of commissions paid to gaming promoters.

In August 2009, the Macau government published, in its official gazette, certain guidelines with respect to caps on the commission rates payable to gaming promoters that became effective on 1 December 2009. The impact of such caps on our business is not known. Further changes or tightening of caps may occur and if the Macau government were to implement caps on commission rates payable to gaming promoters that causes WRM to pay them effectively less than WRM currently pays, gaming promoters may have less incentive to bring travelers to casinos in Macau, including Wynn Macau.

High-End Credit Play

We selectively extend credit to players contingent upon our marketing team’s knowledge of the players, their financial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we often can assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a “front money” deposit from credit players, collateralizing a percentage of the credit we grant to a player.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of Wynn Macau’s games will affect casino profitability.

Annual Report 2009	13

Management Discussion and Analysis

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income/ (expense). Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its filings with the Securities and Exchange Commission in the United States, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profits.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating profits, for the years ended 31 December 2009 and 2008.

	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Operating profits	2,414,463	2,331,356
Add/(less)
Depreciation and amortization	718,169	696,663
Pre-opening costs(1)	11,417	(49)
Property charges and other	19,211	78,036
Share-based payments	45,279	32,209
Wynn Macau, Limited corporate expenses	33,829	—

Adjusted EBITDA	3,242,368	3,138,215

Note:

(1)	Pre-opening costs for the years 2009 and 2008 primarily consisted of payroll attributable to staff engaged in the start-up operations of Encore at Wynn Macau, which is currently under construction.

14	Wynn Macau, Limited

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected income statement line items and certain other data.

	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)
Total casino revenues(1)	13,185,580	13,883,379

Rooms(2)	102,791	138,142
Food and beverage(2)	133,443	161,976
Retail and other(2)	655,086	527,079

Total Operating Revenues	14,076,900	14,710,576

VIP table games turnover	421,045,483	431,598,422
VIP gross table games win(1)	12,207,185	12,953,380

Mass market table games drop	15,481,472	17,726,121
Mass market gross table games win(1)	3,382,787	3,474,671

Slot machine handle	26,331,772	23,481,120
Slot machine win(1)	1,304,444	1,225,229

Average number of gaming tables(3)	371	377
Daily gross win per gaming table(4)	115,077	118,921

Average number of slots(3)	1,195	1,243
Average daily win per slot(4)	2,991	2,694

Annual Report 2009	15

Management Discussion and Analysis

Notes:

(1)	Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because gross table games win is calculated before commissions and discounts, and only recorded as revenues after the relevant commissions and discounts have been deducted. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
VIP gross table games win	12,207,185	12,953,380
Mass market gross table games win	3,382,787	3,474,671
Slot machine win	1,304,444	1,225,229
Poker revenues	97,025	9,258
Commissions and discounts	(3,805,861)	(3,779,159)

Total casino revenues	13,185,580	13,883,379

(2)	Promotional allowances are excluded from revenues in the accompanying consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

16	Wynn Macau, Limited

Management Discussion and Analysis

	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Room revenues	102,791	138,142
Promotional allowances	334,160	314,652

Adjusted room revenues	436,951	452,794

Food and beverage revenues	133,443	161,976
Promotional allowances	258,679	250,883

Adjusted food and beverage revenues	392,122	412,859

Retail and other revenues	655,086	527,079
Promotional allowances	8,273	9,872

Adjusted retail and other revenues	663,359	536,951

(3)	For purposes of this table, we calculate average number of gaming tables and average numbers of slots as the average of the number of gaming tables or slot machines in service on each day in the year.
(4)	Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau was open in the applicable year. In addition, the total table games win figures used herein do not correspond to casino revenues figures in our financial statements, because figures in our financial statements are calculated net of commissions and discounts and the total table games win herein are calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the year ended 31 December 2009 compared to financial results for the year ended 31 December 2008

Operating Revenues

Total operating revenues decreased by 4.3% from HK$14,710.6 million in 2008 to HK$14,076.9 million in 2009. We believe this decrease was due to a combination of factors, including a slowdown in the global economy in the second half of 2008 continuing into early 2009.

Annual Report 2009	17

Management Discussion and Analysis

Casino Revenues

Casino revenues decreased by 5.0%, from HK$13,883.4 million (94.4% of total operating revenues) in 2008 to HK$13,185.6 million (93.7% of total operating revenues) in 2009. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win decreased by 5.8%, from HK$12,953.4 million in 2008 to HK$12,207.2 million in 2009. VIP table games turnover decreased by 2.4%, from HK$431,598.4 million in 2008 to HK$421,045.5 million in 2009. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) also decreased from 3.0% in

2008 to 2.9% in 2009 (win percentages are within the expected range of 2.7% to 3.0%).

Mass market casino gaming operations. Mass market gross table games win decreased by 2.6%, from HK$3,474.7 million in 2008 to HK$3,382.8 million in 2009. Mass market table games drop decreased by 12.7%, from approximately HK$17,726.1 million in 2008 to HK$15,481.5 million in 2009. The decrease in drop was partially offset by an increase in the mass market gross table games win percentage (calculated before discounts) from 19.6% in 2008 to 21.9% in 2009, which was above the expected win percentage range of 19% to 21%.

Slot machine gaming operations. Slot machine win increased by 6.5% from HK$1,225.2 million in 2008 to HK$1,304.4 million in 2009. Slot machine handle increased by 12.1%, from HK$23,481.1 million in 2008 to HK$26,331.8 million in 2009. The increases resulted primarily from the play of high-end slot customers. Consequently, total gross slot win increased and slot machine win per unit per day increased by 11% from HK$2,694 in 2008 to HK$2,991 in 2009.

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail revenues, increased by 7.7%, from HK$827.2 million (5.6% of total operating revenues) in 2008 to HK$891.3 million (6.3% of total operating revenues) in 2009. The increase in revenues was largely due to stronger retail sales in 2009, which offset weaker room and food and beverage performance in 2009.

Room revenues. Our room revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, decreased by 25.6% from HK$138.1 million in 2008 to HK$102.8 million in 2009. The decrease reflects increased promotional allowances due to increased VIP business, which resulted in fewer rooms being made available to paying customers and a slight decrease in the room rates.

18	Wynn Macau, Limited

Management Discussion and Analysis

Management also evaluates room revenues on an adjusted basis which includes promotional allowances. Adjusted room revenues including promotional allowances decreased by 3.5% from HK$452.8 million in 2008 to HK$437.0 million in 2009.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the year ended 31 December
	2009		2008
Adjusted
Average Daily Rate (includes promotional allowances of HK$1,583 in 2009 and HK$1,490 in 2008)	HK$	2,064	HK$	2,139

Occupancy		87.5%		87.3%

Adjusted REVPAR (includes promotional allowances of HK$1,385 in 2009 and HK$1,301 in 2008)	HK$	1,806	HK$	1,867

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, totaled approximately HK$133.4 million in 2009, a 17.6% decrease from the 2008 revenues of HK$162.0 million. However, these amounts exclude food and beverages provided to our customers in the form of promotional allowances, which form a significant part of our offerings. Accordingly, management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in 2009 adjusted to include these promotional allowances were HK$392.1 million, a 5% decrease from the 2008 adjusted revenues of HK$412.9 million. The decrease reflects lower business volumes resulting primarily from a significant increase in the restaurant offerings in Macau as well as decreased spending among the local Macau population due to the general slowdown in the economy.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, increased by 24.3%, from HK$527.1 million in 2008 to HK$655.1 million in 2009. The increase was due primarily to increased sales at several retail outlets and the opening of Wynn and Co. Watches and Jewelry, which sells Cartier, Jaeger Le Coultre, and Kwiat products.

Annual Report 2009	19

Management Discussion and Analysis

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 23.5% from HK$537.0 million in 2008 to HK$663.4 million in 2009, reflecting the increased sales at several retail outlets and the opening of Wynn and Co. Watches and Jewelry, which sells Cartier, Jaeger Le Coultre, and Kwiat products.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums decreased by 3.7%, from HK$7,004.3 million in 2008 to HK$6,742.1 million in 2009. This decrease was primarily due to decreased gross gaming win from 2008 to 2009. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, the Group is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs decreased by 6.3%, from HK$1,717.6 million in 2008 to HK$1,610.2 million in 2009. The decrease was primarily due to a decrease in staffing as part of natural attrition and the cost reduction program implemented in 2009.

Other operating expenses. Other operating expenses decreased by 10.7%, from HK$2,882.6 million in 2008 to HK$2,572.8 million in 2009. The decrease in other operating costs was primarily due to the effect of various cost-control measures implemented in 2009.

Depreciation and amortization. Depreciation and amortization increased by 3.1% from HK$696.7 million in 2008 to HK$718.2 million in 2009. This increase was primarily due to the impact of assets capitalized in 2008 that were depreciated for a full year in 2009.

Property charges and other. Property charges and other decreased by 75.4%, from HK$78.0 million in 2008 to HK$19.2 million in 2009. The charges in each period represent costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses decreased by 5.8%, from HK$12,379.2 million in 2008 to HK$11,662.4 million in 2009.

20	Wynn Macau, Limited

Management Discussion and Analysis

Finance Revenues

Finance revenues decreased by 93.9%, from HK$94.2 million in 2008 to HK$5.7 million in 2009, reflecting a significant decrease in the average interest rate earned on invested cash balances compared to the prior year.

Finance Costs

Finance costs decreased by 0.8%, from HK$320.0 million in 2008 to HK$317.4 million in 2009. Finance costs decreased in 2009 primarily due to lower interest rates in 2009 compared to 2008.

Decrease in Fair Value of Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from floating to fixed rates. These transactions do not qualify for hedge accounting.

The fair value of our interest rate swaps are recorded as either assets or liabilities. Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded an expense of HK$29.5 million for 2009 resulting from the decrease in the fair value of our interest rate swaps in 2009. We recorded an expense of HK$90.3 million in 2008 resulting from the decrease in the fair value of our interest rate swaps in 2008.

Income Tax Benefit/Expense

In 2008, our income tax benefit was HK$57.4 million compared to an income tax expense of HK$5.6 million in 2009. Our 2009 current tax expense primarily relates to the tax expense recorded by our subsidiaries owning our interest in WRM under the WRM Shareholder Dividend Tax Agreement and a deferred tax benefit recorded by WRM resulting from a decrease in its deferred tax liability for property and equipment. In 2008, our income tax benefit primarily resulted from a reduction in our liability for tax contingencies and our reassessment of the expected realization of deferred tax assets.

Net Profits Attributable to Equity Holders of the Company

As a result of the foregoing, net profits attributable to equity holders of the Company increased by 1.4%, from HK$2,039.6 million in 2008 to HK$2,068.6 million in 2009.

Annual Report 2009	21

Management Discussion and Analysis

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Gearing ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 31 December 2009 and 2008.

	Group As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Interest bearing loans and borrowings, net	8,017,177	7,972,912
Land premiums payable	—	47,025
Accounts payable	726,742	486,774
Other payables and accruals	2,621,093	1,552,877
Amounts due to related companies	189,500	102,995
Construction retention payable	67,213	53,863
Other long-term liabilities, net of uncertain tax position	19,264	19,682
Less cash and cash equivalents	(5,228,995)	(2,544,291)

Net debt	6,411,994	7,691,837

Equity	3,770,966	737,505

Total capital	3,770,966	737,505

Capital and net debt	10,182,960	8,429,342

Gearing ratio	63.0%	91.3%

22	Wynn Macau, Limited

Management Discussion and Analysis

Cash Flows

Our cash balances at 31 December 2009 were HK$5,229.0 million. This cash is available for operations, new development activities, enhancements to Wynn Macau, and to support the development and construction of Encore at Wynn Macau. In addition, as at 31 December 2009, we had HK$3.9 billion available to draw under the Wynn Macau Credit Facilities.

The following table presents a summary of the Company’s cash flows for each of the years ended 31 December 2009 and 2008.

Company cash flows

	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in millions)
Net cash generated from operating activities	4,517.2	3,169.7
Net cash used in investing activities	(14,958.3)	(1,519.8)
Net cash generated from/(used in) financing activities	13,125.8	(4,639.2)

Net increase/(decrease) in cash and cash equivalents	2,684.7	(2,989.3)
Cash and cash equivalents at beginning of year	2,544.3	5,533.6
Cash and cash equivalents at end of year	5,229.0	2,544.3

Net cash generated from operating activities

Our net cash from operating activities is primarily affected by operating income generated by Wynn Macau as a result of better costs control, and benefits from changes in working capital. Net cash from operating activities was HK$4,517.2 million in 2009 compared to HK$3,169.7 million in 2008.

Operating profits were HK$2,414.5 million in 2009 compared to HK$2,331.4 million in 2008.

Net cash used in investing activities

Net cash used in investing activities was HK$14,958.3 million in 2009, compared to net cash used in investing activities of HK$1,519.8 million in 2008.

Annual Report 2009	23

Management Discussion and Analysis

The major component of the increase in cash flows used in investing activities was the payment to WM Cayman Holdings Limited I on 9 October 2009 for HK$12.6 billion to redeem an acquisition note issued by the Company in connection with the Group Reorganization.

Net cash generated from/(used in) financing activities

Net cash generated from financing activities was HK$13,125.8 million during 2009 compared to net cash used in financing activities of HK$4,639.2 million during 2008.

In connection with the Company’s initial public offering on the Hong Kong Stock Exchange and the full exercise of the over-allotment option, HK$14.5 billion was received by the Company. The receipt of the IPO proceeds along with lower dividends paid in 2009 compared to 2008 provided the primary change in financing cash flows.

Indebtedness

The following table presents a summary of our indebtedness as at 31 December 2009 and 2008.

Indebtedness information

	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Senior revolving credit facility	3,893,923	3,893,211
Senior term loan facility	4,283,103	4,282,298

Total	8,177,026	8,175,509

The Company had approximately HK$3.9 billion available to draw under the Wynn Macau Credit Facilities as at 31 December 2009.

24	Wynn Macau, Limited

Management Discussion and Analysis

Wynn Macau Credit Facilities

Overview

As at 31 December 2009, WRM’s then existing credit facilities consisted of HK$12.0 billion in a combination of Hong Kong dollar and U.S. dollar facilities, comprising a HK$4.3 billion fully funded senior term loan facility and a HK$7.7 billion senior revolving credit facility. The facilities may be used for a variety of purposes, including the construction of Encore at Wynn Macau, investments in other projects in Macau and general corporate purposes.

We have the ability to increase secured debt under the Wynn Macau Credit Facilities by up to an additional US$50 million (approximately HK$388.3 million).

As at 31 December 2009, we had total bank and other borrowings under the Wynn Macau Credit Facilities of HK$8,177.0 million, of which HK$2,243.2 million was denominated in U.S. dollars and HK$5,933.8 million was denominated in Hong Kong dollars.

In July 2009, as part of the Pre-IPO Reorganization, WRM requested and obtained from its syndicate of lenders under the Wynn Macau Credit Facilities certain consents necessary to permit the Pre- IPO Reorganization. As a result, WM Cayman Holdings Limited II became the highest level obligor, guarantor and chargor under the Wynn Macau Credit Facilities and Wynn Group Asia, Inc. ceased to be an obligor, guarantor or chargor under the Wynn Macau Credit Facilities.

The Company is not a party to the Wynn Macau Credit Facilities and has no rights or obligations thereunder.

Principal and Interest

The term loans under the Wynn Macau Credit Facilities mature in June 2014, and the revolving loans under the Wynn Macau Credit Facilities mature in June 2012. The principal amount of the term loans is required to be repaid in quarterly installments, commencing in September 2011.

Borrowings under the Wynn Macau Credit Facilities currently bear interest at London Inter-bank Offered Rate (“LIBOR”) or Hong Kong Interbank Offered Rate (“HIBOR”) (depending on the currency of the borrowing) plus a margin of 1.75%. Beginning after the first full quarter after Encore at Wynn Macau opens, the margin will be subject to increases or decreases to between 1.25% and 2.00% depending on WRM’s leverage ratio.

Annual Report 2009	25

Management Discussion and Analysis

General Covenants

The Wynn Macau Credit Facilities contain customary covenants restricting certain activities of the obligor group (WM Cayman Holdings Limited II and all of its subsidiaries except Palo Real Estate Company Limited), which does not include the Company, including, but not limited to, the incurrence of additional indebtedness, the incurrence or creation of liens on property, sale and leaseback transactions, the ability to dispose of assets and the making of loans or other investments, entering into mergers, consolidations, liquidations or amalgamations, forming or acquiring subsidiaries, amending, modifying or terminating certain material contracts, permits and governing documents, entering into transactions with affiliates, changing fiscal periods, entering into business activities other than certain permitted activities, and selling or discounting receivables, in each case, subject to certain permitted exceptions.

Financial Covenants

The Wynn Macau Credit Facilities financial covenants require WRM to maintain a Leverage Ratio, as defined in the Wynn Macau Credit Facilities, of not greater than 5 to 1 as of 31 December 2009, and an Interest Coverage Ratio, as defined in the Wynn Macau Credit Facilities, of not less than 2 to 1. Management believes that we were in compliance with all covenants at 31 December 2009. The Leverage Ratio decreases to not greater than 4.75 to 1 for the quarterly reporting period ending 30 June 2010, 4.5 to 1 for the quarterly reporting period ending 30 September 2010 and 4 to 1 for the quarterly reporting period ending 31 December 2010. The Interest Coverage Ratio requirement remains at not less than 2 to 1 for each reporting period during 2010.

Compliance with Covenants

The Directors confirm that there is no material non-compliance with the financial covenants or general covenants contained in the Wynn Macau Credit Facilities.

Mandatory Prepayment

The Wynn Macau Credit Facilities contain mandatory prepayment provisions, which include, among other matters, prepayment of 50% of excess cash flow, as defined in the Wynn Macau Credit Facilities, if WRM Leverage Ratio is greater than 4 to 1 for each relevant period.

26	Wynn Macau, Limited

Management Discussion and Analysis

Dividend Restrictions

WRM and its subsidiaries are subject to restrictions on payment of dividends or distributions or other amounts to their shareholders or to other affiliates, unless certain financial and non-financial criteria have been satisfied. Provided certain conditions are met, WRM is permitted to distribute retained earnings. The conditions to be satisfied for the distribution of earnings include:

•	Compliance with applicable legal requirements;

•	No event of default occurring under the Wynn Macau Credit Facilities;

•	Compliance with the applicable Leverage Ratio and Interest Coverage Ratio financial covenants; and

•

Such distributions may be made once in each fiscal quarter (and in respect of the first fiscal quarter in a fiscal year, only after borrowings under the Wynn Macau Credit Facilities have been prepaid to the extent required by the application of the excess cash flow mandatory prepayment provisions).

Events of Default

The Wynn Macau Credit Facilities contain customary events of default, such as failure to pay, breach of covenants, insolvency proceedings, material adverse effect and cross default provisions. Events of default also include certain breaches of the terms of the Concession Agreement, and the taking of certain formal measures or administrative intervention by the Macau government in respect of the Concession Agreement or the concession for the land on which Wynn Macau is located.

The Wynn Macau Credit Facilities also include a change of control event of default which includes:

•

Mr. Stephen A. Wynn, our Chairman and Chief Executive Officer (together with Mr. Kazuo Okada of Universal Entertainment Corporation (formerly known as Aruze Corp.), our non- executive Director) and certain other related parties, including any 80% (or more) owned subsidiary, trust, estate or immediate family members of Mr. Wynn or Mr. Okada) ceasing to control at least 20% of the voting power of Wynn Resorts, Limited;

•	Mr. Wynn (together with his related parties but excluding Mr. Okada and Mr. Okada’s related parties) ceasing to control at least 10% of the voting power of Wynn Resorts, Limited; and

Annual Report 2009	27

Management Discussion and Analysis

•	Wynn Resorts, Limited ceasing to own or control at least 51% of WRM (or ceasing to have the ability to direct the management of WRM).

Security and Guarantees

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of WRM. Certain of our direct and indirect subsidiaries have executed guarantees and pledged their interests in WRM in support of the obligations under the Wynn Macau Credit Facilities. With respect to the Concession Agreement, the WRM lenders do have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is currently MOP300 million (HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM’s performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Wynn Macau Credit Facilities.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign exchange risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s presentation currency, for incorporation into the consolidated financial statements. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the statement of financial position date. Income, expenditure and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

28	Wynn Macau, Limited

Management Discussion and Analysis

Interest rate risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

In November 2005, the Group entered into two agreements to swap a portion of the underlying interest rate risk on current and future term loan borrowings under the Group’s Wynn Macau Credit Facilities. In August 2008, the Group terminated these interest rate swaps and entered into new interest rate swaps which will terminate in August 2011. Under the first terminated swap agreement, the Group paid a fixed interest rate of 4.84% on borrowings up to a maximum of approximately US$198.2 million (approximately HK$1.54 billion), in exchange for receipts on the same amounts at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second terminated swap agreement, the Group paid a fixed interest rate of 4.77% on borrowings up to a maximum of approximately HK$1.1 billion, in exchange for receipts on the same amounts at a variable interest rate based on the applicable HIBOR at the time of payment. The terminated interest rate swaps fixed the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the Wynn Macau Credit Facilities at approximately 6.59% and 6.52%, respectively. In connection with these terminations, the Group paid to the counterparties of the terminated swaps a cash settlement payment of approximately HK$17.0 million.

Effective August 2008, under the first new swap agreement, the Group pays a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second new swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar term loan borrowings at approximately 5.382% and 5.14%, respectively.

Annual Report 2009	29

Management Discussion and Analysis

The Group entered into another interest rate swap agreement on 17 August 2009, with an effective date of 27 November 2009, to swap a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under this new swap agreement, beginning 27 November 2009, the Group pays a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.9%. This interest rate swap agreement will terminate in June 2012.

The carrying value of these interest rate swaps on the consolidated statement of financial position approximates their fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2009 and 2008 were charged to the consolidated statement of comprehensive income.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect that Wynn Macau will fund its operations and capital expenditure requirements from operating cash flow and cash on hand. However, we cannot be sure that operating cash flows will be sufficient for that purpose. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

30	Wynn Macau, Limited

Management Discussion and Analysis

New business developments (including our possible development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to Wynn Macau. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents and internally generated funds, we believe that we have sufficient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 27 to the Financial Statements. Our Directors confirm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

Annual Report 2009	31

Directors and Senior Management

OUR DIRECTORS

The following table presents certain information in respect of the members of our Board.

Members of our Board

Name	Age	Position	Date of Appointment
Stephen A. Wynn	68	Chairman of the Board, Executive Director, Chief Executive Officer and President	16 September 2009
Ian Michael Coughlan	51	Executive Director	16 September 2009
Linda Chen	43	Executive Director and Chief Operating Officer	16 September 2009
Kazuo Okada	67	Non-executive Director	16 September 2009
Allan Zeman, GBS, JP	61	Non-executive Director	16 September 2009
Marc D. Schorr	62	Non-executive Director	16 September 2009
Nicholas Sallnow-Smith	60	Independent Non-executive Director	16 September 2009
Bruce Rockowitz	51	Independent Non-executive Director	16 September 2009
Jeffrey Kin-fung Lam, SBS, JP	58	Independent Non-executive Director	16 September 2009

Executive Directors

Mr. Stephen A. Wynn, aged 68, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors, Chief Executive Officer and President of the Company since 16 September 2009. Mr. Wynn has served as Director, Chairman and Chief Executive Officer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Officer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Officer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively.

32	Wynn Macau, Limited

Directors and Senior Management

Mr. Ian Michael Coughlan, aged 51, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan has a Diploma from Shannon College of Hotel Management, Ireland.

Ms. Linda Chen, aged 43, has been an executive Director and the Chief Operating Officer of the Company since 16 September 2009 and Chief Operating Officer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen is also a director of Wynn Resorts, Limited and President of WIML. In these positions, she is responsible for the set- up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

Non-executive Directors

Mr. Kazuo Okada, aged 67, has been a non-executive Director of the Company since 16 September 2009. Mr. Okada is also a non-executive director of Wynn Resorts, Limited and has served as Vice Chairman of the board of Wynn Resorts, Limited since October 2002. He is also a director of Wynn Las Vegas Capital Corp.

In 1969, Mr. Okada founded Universal Lease Co. Ltd., which became Aruze Corp. in 1998, a company listed on the Japanese Association of Securities Dealers Automated Quotation Securities Exchange. In November 2009, Aruze Corp. changed its name to Universal Entertainment Corporation. Universal Entertainment Corporation is a Japanese manufacturer of pachislot and pachinko machines, amusement machines and video games for domestic sales. Mr. Okada currently

Annual Report 2009	33

Directors and Senior Management

serves as director and Chairman of the board of Universal Entertainment Corporation, and as director, President, Secretary and Treasurer of Aruze USA, Inc., which is a wholly owned subsidiary of Universal Entertainment Corporation and owns approximately 19.9% of Wynn Resorts, Limited.

In 1983, Mr. Okada also founded Universal Distributing of Nevada, Inc., which changed its name to Aruze Gaming America, Inc. in 2005. Aruze Gaming America, Inc. is a manufacturer and distributor of gaming machines and devices in the United States and is expanding its sales business in Asia, Australia and South Africa. Mr. Okada currently serves as director, President, Secretary and Treasurer of Aruze Gaming America, Inc.

Dr. Allan Zeman, GBS, JP, aged 61, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice Chairman of the Company. He is also a non-executive director of Wynn Resorts, Limited, a position he has held since October 2002. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong.

Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacific Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange. Dr. Zeman is an independent non- executive director of The Link Management Limited, a subsidiary of the Hong Kong Stock Exchange- listed Link Real Estate Investment Trust.

Dr. Zeman is a member of the Tourism Strategy Group for the Hong Kong Tourism Commission, Food Business Task Force for Business Facilitation Advisory Committee, the Committee on Economic Development and Economic Cooperation with Mainland established under the Commission on Strategic Development, the Vocational Training Council, the West Kowloon Cultural District Authority (“WKCDA”), the Consultation Panel of the WKCDA, WKCDA Development Committee, WKCDA Investment Committee, and WKCDA Performing Arts Committee (of which Dr. Zeman is the Chairman). In 2001, Dr. Zeman joined the Richard Ivey School of Business’ Asian Advisory Board.

In 2001, Dr. Zeman was appointed a Justice of the Peace, and was awarded the Gold Bauhinia Star in 2004. He has also been awarded an honorary Doctor of Laws Degree (LL.D.) from The University of Western Ontario, Canada.

34	Wynn Macau, Limited

Directors and Senior Management

Mr. Marc D. Schorr, aged 62, has been a non-executive Director of the Company since 16 September 2009. He is also the Chief Operating Officer of Wynn Resorts, Limited, a position he has held since June 2002, and a director of WRM. Mr. Schorr has over 30 years of experience in the casino gaming industry. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Officer of Valvino Lamore, LLC. Prior to joining the Group, Mr. Schorr was the President of The Mirage Casino-Hotel from January 1997 until May 2000 and, prior to this position, was the President and Chief Executive Officer of Treasure Island at The Mirage from August 1992. His experience also includes establishing a casino marketing department and a branch office network throughout the United States as director of Casino Marketing for the Golden Nugget in Las Vegas in 1984 and managing the Golden Nugget in Laughlin, Nevada and its multi-million dollar expansion program in 1989 in his position as President and Chief Executive Officer.

Independent non-executive Directors

Mr. Nicholas Sallnow-Smith, aged 60, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also an independent non-executive director of Dah Sing Financial Holdings Limited, a company listed on the Hong Kong Stock Exchange; Dah Sing Bank, Limited, a subsidiary of Dah Sing Banking Group Limited which is a company listed on the Hong Kong Stock Exchange; the Chairman of LionRock Master Fund Limited in Singapore; and a member of the Advisory Board of Winnington Group. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association

Annual Report 2009	35

Directors and Senior Management

of Corporate Treasurers in 1996 to 2000 and Chairman of the Matilda Child Development Centre. He is an independent member of the English School Foundation Board of Governors, a director of the Hong Kong Philharmonic Society, Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasures Representative) and a member of the General Committee of The British Chamber of Commerce in Hong Kong. He is also the Chairman of AFS Intercultural Exchanges Ltd. in Hong Kong.

Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Mr. Bruce Rockowitz, aged 51, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is also the President of Li & Fung (Trading) Ltd, the principal operating subsidiary of Li & Fung Limited, a company listed on the Hong Kong Stock Exchange. Mr. Rockowitz has been an executive director of Li & Fung Limited since 2001 and was the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Initiative, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York, United States. In December 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In March 2010, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In addition to his position at Li & Fung, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, fitness and yoga group operating in Hong Kong, Singapore and Taiwan and soon to be opening in mainland China. As non- executive Chairman of The Pure Group, Mr. Rockowitz provides strategic vision and direction to the senior management of The Pure Group.

Mr. Jeffrey Kin-fung Lam, SBS, JP, aged 58, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam is a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of the West Kowloon Cultural District Authority and a member of the Independent Commission Against Corruption’s Advisory Committee on Corruption. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-Chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited and Hsin Chong Construction Group Ltd., the shares of which are listed on the Hong Kong Stock Exchange.

36	Wynn Macau, Limited

Directors and Senior Management

In 1996, Mr. Lam was appointed Justice of the Peace and became a member of the Most Excellent Order of the British Empire. In 2004, he was awarded the Silver Bauhinia Star Award. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our Directors).

Senior management

Name	Age	Position
Frank Xiao	42	Senior Executive Vice President — Premium Marketing#
Jay Dee Clayton	57	Executive Vice President — Gaming#
Doreen Marie Whennen	55	Executive Vice President — Hotel Operations#
Jay M. Schall	36	Senior Vice President — Legal*#
Robert Alexander Gansmo	40	Vice President — Chief Financial Officer#
Andre Mung Dick Ong	40	Vice President — Chief Information Officer#
Mo Yin Mok	48	Vice President — Human Resources# Thomas
Patrick Connolly	36	Vice President — Food & Beverage#
Bernadette Theresa Keefe	58	Executive Director — Casino Finance#
Peter James Barnes	50	Executive Director — Security & Corporate Investigations*#
Hugh Henry John Fraser	52	Director — Table Games (Wynn Club)#
Dianne Fiona Dennehy	54	Director — Table Games (Main Floor)#
Craig Arthur Raymond Mitchell	48	Director — Slot Operations#
Nathan Scott Fisher	42	Director — Surveillance#

Notes:

*	Position held in the Company.
#	Position held in WRM.

Annual Report 2009	37

Directors and Senior Management

Mr. Frank Xiao, aged 42, is the Senior Executive Vice President — Premium Marketing of WRM, a position he has held since August 2006. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President — China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at MGM Grand Hotel, he was promoted several times from his first position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Jay Dee Clayton, aged 57, is the Executive Vice President — Gaming of WRM, a position he has held since May 2006. Mr. Clayton is responsible for assisting the President of the Company in providing leadership and operational direction for the development and operation of Wynn Macau, with a particular focus on gaming operations. Mr. Clayton joined the gaming industry in 1975 and has over 25 years of experience in the industry, having served at gaming companies including Del Webb, Harrah’s, Caesar’s, and Mirage Resorts. Over his career, Mr. Clayton gained experience in a wide range of assignments including training and development, marketing and promotions, player development, project management and operations. Prior to joining WRM, Mr. Clayton held managerial roles at MGM Grand Detroit Casino, where he served from January 2000. Mr. Clayton served as General Manager of MGM Grand Darwin in Australia where he was the Chief Liaison between the company and Australia’s Northern Territory Racing and Gaming Authority. Mr. Clayton acquired a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas in 1993. Prior to that, Mr. Clayton obtained a Bachelor of Science Degree from Utah State University in 1975 and an Associate’s Degree in Culinary Arts from the Atlantic Community College in Mays Landing, New Jersey in 1985.

Ms. Doreen Marie Whennen, aged 55, is the Executive Vice President — Hotel Operations of WRM, a position she has held since May 2007. Ms. Whennen is responsible for overseeing the hotel operations of Wynn Macau. Ms. Whennen has over 20 years of experience in the hospitality industry. She joined Valvino Lamore, LLC in 2000 and prior to joining the Group, she held various positions at The Mirage, which she joined in 1989, including Front Office Manager, Director of Guest Services and Vice President of Hotel Operations. Ms. Whennen started her career in 1987 as an Assistant Front Desk Manager at the Tropicana Hotel, Las Vegas. In 1988, she was promoted to Front Desk Manager.

38	Wynn Macau, Limited

Directors and Senior Management

Mr. Jay M. Schall, aged 36, is the Senior Vice President — Legal of the Company and WRM. He has held senior legal positions with WRM since May 2006. In his role, Mr. Schall is supported by three Macau lawyers who assist him on matters concerning Macau law. Mr. Schall has also been extensively involved in the development and implementation of a set of comprehensive anti-money laundering policies and related procedures for WRM. He has over ten years of experience in the legal field, including over six years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from

Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude) from Tulane University School of Law.

Mr. Robert Alexander Gansmo, aged 40, is the Vice President — Chief Financial Officer of WRM, a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of WRM, a position he assumed in January 2007.

Mr. Gansmo is responsible for the management and administration of WRM’s general finance departments. His duties include coordinating with the corporate finance department and financial reporting. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group,

Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting. He became a Certified Public Accountant in the State of California in 1997.

Mr. Andre Mung Dick Ong, aged 40, is the Vice President — Chief Information Officer of WRM, a position he has held since March 2007. Mr. Ong is responsible for the strategic planning and deployment of information systems and technology for WRM. Prior to taking up this role, Mr. Ong was the executive director, Chief Information Officer of WRM, a position he held from June 2003. Before joining the Group, Mr. Ong served at Shangri-La Hotels & Resorts where, from August 2001 until May 2003, he was the Director of Corporate Information Technology and was responsible for the planning and deployment of information technology for the group of 40 hotels and five regional sales offices. Prior to this role, he was Director of Technology Support as well as Systems Support Manager since 1993. Mr. Ong has more than ten years of experience in the hospitality industry and extensive skills in technology consultation, vendor management, technical training and software development. Mr. Ong was educated in Western Australia and obtained a Bachelor of Engineering Degree in Computer Systems from Curtin University of Technology in 1991.

Annual Report 2009	39

Directors and Senior Management

Ms. Mo Yin Mok, aged 48, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

Mr. Thomas Patrick Connolly, aged 36, is the Vice-President — Food & Beverage of WRM, a position he has held since July 2008. Prior to taking this position, Mr. Connolly was the Director — Food and Beverage, a position he assumed in April 2007. Mr. Connolly is responsible for all aspects of WRM’s food and beverage operations. Prior to joining the Group, Mr. Connolly was Assistant Food and Beverage Manager at The Peninsula Hong Kong, a role he held from March 2006 until April 2007. His experience also includes managing The Mandarin Grill at The Mandarin Oriental Hong Kong from October 1999 until November 2000, managing JJ’s at The Grand Hyatt Hong Kong, managing the opening of a major Hyatt food and beverage operation in South Korea, and serving as General Manager of Jean Georges in Shanghai, China, which he opened with world-renowned chef Jean Georges Vongerichten in 2004.

Ms. Bernadette Theresa Keefe, aged 58, is the Executive Director — Casino Finance of WRM, a position she has held since April 2009. Prior to taking this position, Ms. Keefe was the Director — Casino Finance, a position she assumed in May 2007. She is responsible for cage operations, credit and collections within the finance department. Ms. Keefe has also been extensively involved in the development and implementation of a set of comprehensive anti-money laundering policies and related procedures for WRM. Ms. Keefe has 33 years of experience in the casino industry. Prior to joining the Group, Ms. Keefe worked with the regulatory body responsible for overseeing casino operations in Queensland, Australia as the Casino’s Primary Liaison Officer. Ms. Keefe was Cage Manager of the Sun City Casino in South Africa prior to moving to Australia where she held a number of managerial roles in various casinos including Head Cashier at Diamond Beach Casino, Cage Manager at Burswood Resort Casino and Casino Controller, Compliance Manager and finally Regulatory Affairs Manager covering both Conrad Jupiters and Conrad Treasury. She has also been involved in the opening of numerous casinos around the world, including Sun City in South Africa, Oceanic Independence Cruise Ship in Perth, Australia, and Conrad Treasury in Queensland, Australia.

40	Wynn Macau, Limited

Directors and Senior Management

Mr. Peter James Barnes, aged 50, is the Executive Director — Security & Corporate Investigations of the Company and WRM. Mr. Barnes has served in the same position at WRM since July 2008. Mr. Barnes is responsible for all aspects of WRM’s security and corporate investigations. Mr. Barnes has 30 years of experience in the Hong Kong Police Force and has held various managerial positions involving serious crimes, homicide, organized crime and anti-riot operations. Prior to joining the Group, Mr. Barnes was the Divisional Commander in charge of uniformed and criminal investigation department officers in Tsimshatsui, Hong Kong, a position he held from 2004 until 2005 when he was promoted to the rank of Detective Senior Superintendent of Police in the Kowloon East region. Mr. Barnes has professional qualifications which cover security design, financial investigations, intermediate and senior command, criminal intelligence and surveillance operations. Mr. Barnes completed the 205th Session of the Federal Bureau of Investigation’s National Academy Program in Quantico, Virginia, United States. Mr. Barnes was awarded the Commanding Officer’s Commendations in 1983 and 1997.

Mr. Hugh Henry John Fraser, aged 52, is the Director — Table Games (Wynn Club) of WRM, a position he has held since January 2006. Mr. Fraser is responsible for overseeing, managing and leading the operations of all casino gaming in Wynn Macau’s Wynn Club. He has over 30 years of experience in the casino industry and, prior to joining our Group, Mr. Fraser was the Casino Manager of Crown Casino in Melbourne, Australia, where he was responsible for the execution of the overall strategic direction of the casino operation. His other experience includes being part of the management team that opened the 45 Park Lane Casino in Mayfair, London and being a Pit Manager and Baccarat Trainer for the VIP international room in the Burswood Casino in Perth, Western Australia. Mr. Fraser started his gaming career in 1976 at the London-based Caesar Palace Casino as a dealer before joining the Playboy Casino on Park Lane. Mr. Fraser also received an Executive Certificate in Business Management from Monash University in Melbourne, Australia.

Ms. Dianne Fiona Dennehy, aged 54, is the Director — Table Games (Main Floor) of WRM, a position she has held since September 2005. Ms. Dennehy is responsible for the overall operations of WRM’s main floor table games operation. Ms. Dennehy has over 30 years of experience in the casino industry in Australia and other countries in a number of casinos and roles in table games operations, cash desk, slots, VIP and guest relations, human resources and training development. Prior to joining the Group, she was involved in the opening of casino properties in Australia, Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

Annual Report 2009	41

Directors and Senior Management

Mr. Craig Arthur Raymond Mitchell, aged 48, is the Director — Slot Operations of WRM, a position he has held since June 2008. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell has held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States.

Mr. Nathan Scott Fisher, aged 42, is the Director — Surveillance of WRM, a position he has held since April 2009. Mr. Fisher is responsible for overseeing surveillance operations and technical functions as well as ensuring compliance with all gaming regulations. Prior to this position, Mr. Fisher was the Surveillance Operations Manager of WRM, a position he held from May 2008. He joined WRM as Surveillance Shift Manager in May 2006 and was promoted to Assistant Operations Manager — Surveillance in May 2007. Mr. Fisher has over 15 years of experience in the gaming industry. Prior to joining the Group, Mr. Fisher worked at Jupiter’s Gold Coast, Australia, as Surveillance — Acting Shift Manager, from 2001 until 2006, where he was responsible for managing the surveillance team and monitoring gaming and non-gaming areas for compliance as well as games and assets protection. Mr. Fisher started his gaming career as a dealer in 1993.

OUR COMPANY SECRETARY

Ms. Kwok Yu Ching is the company secretary of the Company.

Ms. Kwok Yu Ching, aged 44, has been a company secretary of the Company since September 2009. She is a director of Corporate Services Division of Tricor Services Limited. Ms. Kwok, a Chartered Secretary, is an Associate of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. She has been providing professional services to companies listed on the Hong Kong Stock Exchange for over 20 years. Prior to joining Tricor Services Limited in 2002, Ms. Kwok was the Senior Manager of Company Secretarial Services at Ernst & Young and Tengis Limited in Hong Kong.

42	Wynn Macau, Limited

Report of the Directors

The Directors present their first report together with the audited Financial Statements of the Company and the Group for the year ended 31 December 2009.

PRINCIPAL ACTIVITIES AND SUBSIDIARIES

The Company and the Group are a leading developer, owner and operator of destination casino gaming and entertainment resort facilities in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resort “Wynn Macau” in Macau.

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009 and has its registered office at P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 12 to the Financial Statements.

APPLICATION OF IPO PROCEEDS

The Company was listed on the Hong Kong Stock Exchange on 9 October 2009. The net proceeds from the Company’s Listing were approximately HK$14.5 billion, after deduction of related expenses. For the year ended 31 December 2009, HK$1.9 billion was retained by the Group for general corporate purposes. The remaining part of the proceeds from the Listing was used in connection with the Company’s purchase from its immediate holding company, WM Cayman Holdings Limited I, of the companies forming part of the Group, including WRM. This transaction was completed on 9 October 2009.

FINANCIAL RESULTS

The results of the Group for the year ended 31 December 2009 are set out in the consolidated statement of comprehensive income on page 72 of this Annual Report. The financial highlights for the Group for the most recent four years, as set out on page 154 of this Annual Report, are extracted from this Annual Report and the IPO Prospectus.

RESERVES

Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2009 are set out in note 22(b) to the Financial Statements and the distributable reserves of the Company at 31 December 2009 are nil. Movements in the reserves of the Group are reflected on the consolidated statement of changes in equity of the Financial Statements.

Annual Report 2009	43

Report of the Directors

DIVIDENDS

During the year ended 31 December 2009 and prior to the Company’s Listing, the Company declared and paid interim dividends of approximately HK$1.0 billion to its then existing shareholders.

The Board has recommended that no final dividend be paid in respect of the year ended 31 December 2009.

PROPERTY AND EQUIPMENT

Details of movements in property and equipment during the year are set out in note 8 to the Financial Statements.

According to the IPO Prospectus, the land and buildings of the Group included in the above cost were valued at HK$9.6 billion on 24 September 2009. Had the Group’s land and buildings been included in the Financial Statements at such valuation throughout the year ended 31 December 2009, an additional depreciation charge of HK$348.2 million would have been charged to the consolidated statement of comprehensive income for the year ended 31 December 2009.

SHARE CAPITAL

Details of the movements in share capital of the Company are set out in note 21 to the Financial Statements.

CHARITABLE CONTRIBUTIONS

During the year ended 31 December 2009, the Group made charitable contributions totaling HK$2.9 million.

44	Wynn Macau, Limited

Report of the Directors

DIRECTORS

Directors during the year ended 31 December 2009

The Directors of the Company from Listing to 31 December 2009 were:

Executive Directors:

Mr. Stephen A. Wynn (also our Chairman, President and Chief Executive Officer)

Mr. Ian Michael Coughlan

Ms. Linda Chen

Non-executive Directors:

Mr. Kazuo Okada

Dr. Allan Zeman (also our Vice-Chairman)

Mr. Marc D. Schorr

Independent non-executive Directors:

Mr. Nicholas Sallnow-Smith

Mr. Bruce Rockowitz

Mr. Jeffery Kin-fung Lam

Directors Retiring by Rotation

In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Ian Michael Coughlan, one of our executive Directors, Marc D. Schorr, one of our non-executive Directors, and Jeffrey Kin-fung Lam, one of our independent non-executive Directors. All retiring directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting.

None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable within one year without payment other than statutory compensation.

Annual Report 2009	45

Report of the Directors

DIRECTORS (continued)

Directors’ Emoluments

Details of the remuneration of the Directors are set out in note 25 to the Financial Statements. There has been no arrangement under which any Director has waived or agreed to waive any emoluments.

Directors’ Interests in Contracts and Competing Businesses

There is no contract of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2009 in which the Group was a party and in which a Director was materially interested.

None of our Directors had any interest in any business which competes with our Company’s business during the year ended 31 December 2009.

CONNECTED TRANSACTIONS

During the year ended 31 December 2009, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules.

Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction.

46	Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (continued)

During the year ended 31 December 2009, the following non-exempt connected transactions were entered into between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules:

Worldwide Wynn Employment Framework Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered an employment framework agreement with Worldwide Wynn, a wholly owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn employed certain of the Group’s management personnel who are U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) on the Group’s behalf and seconded them to the Group. Each U.S. Resident Staff has a formal employment agreement with the Group through the secondment. This arrangement was put in place to ensure that each U.S Resident Staff is, in addition to his or her employment with the Group, also employed by a U.S.-incorporated entity in order to allow him or her to continue to enjoy certain benefits relating to pension, personal income tax, and health and life insurance.

Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the employment arrangement. Approximately HK$46.5 million was charged by the Group to Worldwide Wynn under this arrangement during the year ended 31 December 2009.

The services. The employment framework agreements entered into between each of the Company and WRM and Worldwide Wynn expire on 31 December 2011. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2011 has been granted by the Hong Kong Stock Exchange. Subject to compliance with the Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a three-year term (or such other period as is permitted under the Listing Rules).

Annual Report 2009	47

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Marketing and Secondment Services Framework Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) employ certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Group’s behalf and second the Foreign Resident Staff to the Group. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style will be adopted globally. The secondment arrangement was put in place to ensure that each Foreign Resident Staff is, in addition to his or her employment with the Group, employed by an appropriate offshore entity in order to allow him or her to continue to enjoy certain benefits relating to pension, personal income tax, and health and life insurance.

Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$64.1 million was charged by the Group to WIML under this arrangement during the year ended 31 December 2009.

The services. The marketing and secondment service agreements entered into between each of the Company and WRM and WIML expire on 31 December 2011. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2011 has been granted by the Hong Kong Stock Exchange. Subject to compliance with the Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a three-year term (or such other period as is permitted under the Listing Rules).

Design Services Framework Agreement

Nature and purpose of transaction. On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide design services for WRM’s projects in Macau, including the further development of Wynn Macau and the development, design and construction oversight of Encore at Wynn Macau.

48	Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Design Services Framework Agreement (continued)

Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development in the performance of its service. Approximately HK$17.7 million was charged by WRM to Wynn Design & Development under this arrangement during the year ended 31 December 2009.

The services. The design services framework agreement entered into between WRM and Wynn Design & Development expires on
31 December 2011. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2011 has been granted by the Hong Kong Stock Exchange. Subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or any subsequent renewal term, the agreement is automatically renewed for a three-year term (or such other period permitted under the Listing Rules).

Corporate Allocation Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non- gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each comply with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM.

Annual Report 2009	49

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Corporate Allocation Agreements (continued)

Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis.

Approximately HK$89.8 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2009 for Wynn Resorts, Limited’s services. Approximately HK$5.5 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2009 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

The services. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited expire on 31 December 2017. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2017 has been granted by the Hong Kong Stock Exchange. Subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is automatically renewed for a three-year term (or such other period permitted under the Listing Rules).

Intellectual Property License Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN.”

50	Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Intellectual Property License Agreements (continued)

Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.6 million) per month. Gross revenues for the year ended 31 December 2009 were HK$18,483.9 million and approximately HK$554.5 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2009.

The license. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances:

(1)	Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM;

(2)	there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or

(3)	(I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights.

A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022 has been granted by the Hong Kong Stock Exchange.

Annual Report 2009	51

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2009, the annual caps for the financial year ended 31 December 2009, and the annual caps for the years ending 31 December 2010 and 2011 in respect of the discloseable continuing connected transactions are set out in detail below.

Annual Cap Tables

Discloseable continuing connected transactions	Aggregate amount paid to counter party Year ended 31 December 2009		Annual Cap for the year ended 31 December(1)
			2009		2010		2011
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
	(in millions)
1. Worldwide Wynn Employment Framework Agreements	46.5	6.0	69.8	9.0	71.3	9.2	72.9	9.4
2. Marketing and Secondment Services Framework Agreements	64.1	8.3	88.7	11.4	97.6	12.6	107.4	13.9
3. Design Services Framework Agreements	17.7	2.3	31.2	4.0	34.3	4.4	37.8	4.9

Note:

(1)	The applicable annual cap will be the higher of the US$ limit and HK$ limit.

52	Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Summary (continued)

Annual Cap Tables (continued)

Discloseable continuing connected transaction	Aggregate amount paid to counter party Year ended 31 December 2009		Annual Cap for the Year ended 31 December(1)
			2009		2010		2011		2012		2013		2014		2015		2016		2017
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
	(in millions)
4. Corporate Allocation Agreements
• Wynn Resorts, Limited providing the services to us	95.3	12.3	159.0	20.5	170.9	22.1	183.7	23.7	197.5	25.5	212.3	27.4	228.3	29.5	245.4	31.7	263.8	34.0	276.8	35.7
• Our Group providing the services to Wynn Resorts, Limited	0	0	15.5	2.0	17.1	2.2	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4
Note: (1) The applicable annual cap will be the higher of the US$ limit and HK$ limit.
5. Intellectual Property License Agreements	554.5	71.5		The higher of (1) 3% of the intellectual property gross monthly revenues; and (2) US$1.5 million per month.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

Annual Report 2009	53

Report of the Directors

CONNECTED TRANSACTIONS (continued)

Summary (continued)

Pursuant to Rule 14A.38 of the Listing Rules, the Company has engaged its external auditors, Ernst & Young, to perform certain agreed upon procedures in respect of the continuing connected transactions of the Group. Ernst & Young have reported their factual findings on these procedures to the Board and confirmed that for the year ended 31 December 2009, the non-exempt continuing connected transactions as listed in the Report of the Directors: (i) have received the approval of the Board; (ii) have been entered into in accordance with the pricing policies of the Company if the transactions involve provision of goods or services; (iii) have been entered into in accordance with the terms of the relevant agreements governing the transactions; and (iv) have not exceeded the relevant cap amounts for the financial year ended 31 December 2009, as set out in the IPO Prospectus. In addition, all of the non-exempted continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 27 to the Financial Statements.

The independent non-executive Directors of the Company have reviewed these transactions and the report of the auditors and confirmed that the non-exempt continuing connected transactions have been entered into:

(a)	in the ordinary and usual course of business of the Company;

(b)	either on normal commercial terms or, on terms no less favourable to the Company than the terms available to and from (as appropriate) independent third parties; and

(c)	in accordance with the relevant agreement on terms that are fair and reasonable and in the interests of the Shareholders of the Company.

The Directors confirm that the Company has complied with the disclosure requirements in accordance with Chapter 14A of the Listing Rules.

54	Wynn Macau, Limited

Report of the Directors

MAJOR CLIENTS AND SUPPLIERS

Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2009.

We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2009, our five largest suppliers were Leighton Contractors (Asia) Limited, Rolex (Hong Kong) Limited, Companhia de Electricidade de Macau — CEM, Angel Co., Ltd. and Shun Tak — China Travel Ship Management Limited which accounted for approximately 60%, 5%, 4%, 2% and 1% of our total purchases, respectively.

Save as disclosed, none of our Directors, their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any interest in any of our top five suppliers or single largest supplier in 2009.

Annual Report 2009	55

Report of the Directors

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION

As at 31 December 2009, the interests and short positions of each Director and chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations (within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows:

Name of Director	Name of corporation	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total number of shares	Approximate percentage of shareholding
Nicholas Sallnow-Smith	Wynn Macau, Limited	—	10,000 (Long Position) (Note 1)	—	—	10,000 (Long Position) (Note 1)	0.00%

Stephen A. Wynn	Wynn Resorts, Limited	22,153,417 (Long Position)	—	—	—	22,153,417 (Long Position) (Note 2)	17.9%

Ian Michael Coughlan	Wynn Resorts, Limited	10,000 (Long Position) (Note 3)	—	—	—	10,000 (Long Position)	0.01%

		50,000 (Long Position) (Note 3)	—	—	—	50,000 (Long Position)	—

Linda Chen	Wynn Resorts, Limited	248,750 (Long Position) (Note 4)	—	—	26,250 (Long Position) (Note 4)	275,000 (Long Position)	0.2%

	Wynn Resorts, Limited	575,000 (Long Position) (Note 4)	10,000 (Long Position) (Note 4)	—	—	585,000 (Long Position)	—

56	Wynn Macau, Limited

Report of the Directors

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (continued)

Name of Director	Name of corporation	Personal Interest		Family Interest	Corporate Interest	Other Interest	Total number of shares		Approximate percentage of shareholding
Kazuo Okada	Wynn Resorts, Limited	—		—	24,549,222 (Long Position) (Note 5)	—	24,549,222 (Long Position	)	19.9%

Allan Zeman	Wynn Resorts, Limited	7,500 (Long Position (Note 6	) )	—	—	—	7,500 (Long Position	)	0.01%

	Wynn Resorts, Limited	40,000 (Long Position (Note 6	) )	—	—	—	40,000 (Long Position)		—

Marc D. Schorr	Wynn Resorts, Limited	250,000 (Long Position (Note 7	) )	—	—	15,800 (Long Position) (Note 7)	265,800 (Long Position	)	0.2%

	Wynn Resorts, Limited	550,000 (Long Position (Note 7	) )	—	—	—	550,000 (Long Position (Note 7	) )	—

Notes:

(1)	As at 31 December 2009, Mr. Sallnow-Smith’s spouse, Ms. Lora Sallnow-Smith, was interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO.
(2)	Mr. Stephen A. Wynn and Elaine P. Wynn ceased to have an interest in the 145,701 shares in the common stock of Wynn Resorts, Limited, which are all held in four grantor retained annuity trusts created by them in favor of their grandchildren. As of 31 December 2009, the grantor retained annuity trusts were terminated and the shares are held in a trust for the grandchildren. Pursuant to a divorce settlement, 11,076,709 Shares (the “Settlement Shares”) were transferred for no consideration by Mr. Stephen A. Wynn to Elaine P. Wynn on 6 January 2010. As the transfer of the Settlement Shares was effected on 6 January 2010, the long position of Mr. Stephen A. Wynn in the Company’s associated corporation, Wynn Resorts, Limited, stated as at 31 December 2009 does not reflect such transfer. A disclosure of interest form was filed with the Securities and Futures Commission on 11 January 2010 in respect of the transfer of the Settlement Shares by Mr. Stephen A. Wynn to Elaine P. Wynn.
(3)	Pursuant to the 2002 Stock Incentive Plan of Wynn Resorts, Limited (the “Stock Plan”), 50,000 unvested stock options and 10,000 non-vested shares in the common stock of Wynn Resorts, Limited were granted to Mr. Ian Michael Coughlan.
(4)	Pursuant to the Stock Plan, (i) vested and unvested stock options relating to an aggregate of 575,000 shares; and (ii) 200,000 non-vested shares, in the common stock of Wynn Resorts, Limited, were granted to Ms. Linda Chen. 48,750 shares in the common stock of Wynn Resorts, Limited are held by Ms. Linda Chen personally. 26,250 shares in the common stock of Wynn Resorts, Limited are held by Ms. Linda Chen as trustee for the Chen Trust; Mr. Eddie Tseng, the spouse of Ms. Linda Chen, held vested and unvested stock options relating to 10,000 shares in the common stock of Wynn Resorts, Limited. Ms. Linda Chen is therefore deemed to be interested in each of the 26,250 shares and the vested and unvested stock options relating to 10,000 shares in Wynn Resorts, Limited under the SFO.

Annual Report 2009	57

Report of the Directors

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (continued)

(5)	Aruze USA, Inc. is directly interested in 24,549,222 shares in the common stock of Wynn Resorts, Limited. Aruze USA, Inc. is a wholly owned subsidiary of Universal Entertainment Corporation (formerly known as Aruze Corp.), in which Mr. Kazuo Okada owns a controlling interest and is the Chairman. Mr. Kazuo Okada is therefore deemed to be interested in 24,549,222 shares in Wynn Resorts, Limited under the SFO.
(6)	Pursuant to the Stock Plan, (i) vested and unvested stock options relating to an aggregate of 40,000 shares; and (ii) 7,500 non-vested shares, in the common stock of Wynn Resorts, Limited were granted to Dr. Allan Zeman.
(7)	Pursuant to the Stock Plan, (i) vested and unvested stock options relating to an aggregate of 550,000 shares; and (ii) 250,000 non-vested shares, in the common stock of Wynn Resorts, Limited, were granted to Mr. Marc D. Schorr. 15,800 shares in the common stock of Wynn Resorts, Limited are held by a living trust in favor of Mr. Marc D. Schorr and Ms. Jane R. Schorr, the spouse of Mr. Marc D. Schorr. Mr. Marc D. Schorr is therefore deemed to be interested in 15,800 shares in Wynn Resorts, Limited under the SFO.

SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY

The register of substantial shareholders required to be kept by the Company under section 336 of Part XV of the SFO shows that as at 31 December 2009, the Company had been notified of the following substantial shareholders’ interests and short positions in the shares and underlying shares of the Company, being interests of 5% or more of the Company’s issued share capital. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company.

	Shares of HK$0.001 each in the Company
Name	Capacity/Nature of interest	Number of Shares		Percentage of the issued share capital of the Company
WM Cayman Holdings Limited I (Note 1)	Beneficial interest	3,750,000,000 (Long Position	)	72.29%
Wynn Group Asia, Inc. (Note 1)	Interest of a controlled corporation	3,750,000,000 (Long Position	)	72.29%
Wynn Resorts, Limited (Note 1)	Interest of a controlled corporation	3,750,000,000 (Long Position	)	72.29%

Note:

(1)	WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 shares which are beneficially owned by WM Cayman Holdings Limited I.

58	Wynn Macau, Limited

Report of the Directors

SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (continued)

Saved as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had an interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2009.

REMUNERATION POLICY

As at 31 December 2009, the Group had approximately 6,400 employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group.

Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group.

The Company also has a provident fund set up for its employees and a share option scheme. Further details on the Company’s share option scheme are set out below.

SHARE OPTION SCHEME

The Company approved the adoption of a share option scheme on 16 September 2009 with the implementation of the scheme conditional on the Company’s listing on the Hong Kong Stock Exchange. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. The options granted under the scheme do not give immediately ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

No share options of the Company were granted during the year ended 31 December 2009.

A summary of the terms of the share option scheme is set out below:

Number of Shares Available for Issue under the Scheme

A maximum of 500 million shares have been reserved for issuance under the share option scheme, representing 9.6% in nominal amount in the aggregate of Shares in issue as at the date of this Annual Report.

Annual Report 2009	59

Report of the Directors

SHARE OPTION SCHEME (continued)

Maximum Entitlement of Participant

The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being.

Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

Exercise Period

Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share options which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee.

Payment on Acceptance of Share Option

An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board.

Determination of Exercise Price

The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the higher of:

(i)	the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong;

(ii)	the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and

(iii)	the nominal value of the Shares.

Life of the Share Option Scheme

The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

60	Wynn Macau, Limited

Report of the Directors

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed Shares during the year ended 31 December 2009.

SUFFICIENCY OF PUBLIC FLOAT

Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public float under the Listing Rules.

PROFIT FORECAST

For the year ended 31 December 2009, the Group recorded net profits of HK$2,068.6 million, representing an increase of approximately 1.4% compared to 2008. The 2009 net profits exceeded the profit forecast as set out in the Company’s IPO Prospectus by approximately HK$601.1 million. This was due to a combination of an improving global economy, sustained growth in the Macau gaming market for the second half of 2009 and our Group’s combined implementation of cost saving measures.

PRE-EMPTIVE RIGHTS

There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders.

AUDITORS

Our external auditors, Ernst & Young, will retire and a resolution for their reappointment as auditors of the Company will be proposed at the forthcoming annual general meeting of the Company.

On behalf of the Board

Stephen A. Wynn

Chairman

Hong Kong, 23 March 2010

Annual Report 2009	61

Corporate Governance Report

CORPORATE GOVERNANCE PRACTICES

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code on Corporate Governance Practices contained in Appendix 14 to the Listing Rules.

The Company has complied with the code provisions in the Code on Corporate Governance Practices since its Listing on the Hong Kong Stock Exchange on 9 October 2009 (to the extent that such provisions are applicable), except for the following deviations from provisions A1.1, A.2.7 and A.2.1 of the Code on Corporate Governance Practices.

Holding of at least four board meetings each year and an annual meeting between the Chairman and non-executive Directors

Under code provision A.1.1 of the Code on Corporate Governance Practices, there should be at least four board meetings held per year. Under code provision A.2.7 of the Code on Corporate Governance Practices, the Chairman should at least annually hold meetings with the non-executive Directors without the executive Directors present.

As the Company was only incorporated on 4 September 2009 and listed on the Hong Kong Stock Exchange on 9 October 2009, only one Board meeting was convened in 2009. Starting from the year 2010, however, at least four regular meetings will be convened each year and the Chairman will at least annually hold meetings with the non-executive Directors, in compliance with code provisions A.1.1 and A.2.7 of the Code on Corporate Governance Practices, respectively. On 23 March 2010, the Company held a full Board meeting, after which the Chairman held a separate meeting with the non-executive Directors without the executive Directors present.

62	Wynn Macau, Limited

Corporate Governance Report

CORPORATE GOVERNANCE PRACTICES (continued)

Stephen A. Wynn as our Chairman and Chief Executive Officer

Under code provision A.2.1. of the Code, the roles of chairman and chief executive officer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive officer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Officer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the offices of Chairman of the Board and Chief Executive Officer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Officer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unified leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

The combined role of Mr. Wynn as both Chairman and Chief Executive Officer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, remuneration committee, and nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non- executive Directors on the Board offering independent perspectives. This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

Annual Report 2009	63

Corporate Governance Report

MODEL CODE

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code for the year ended 31 December 2009 with the following exception.

Mr. Sallnow-Smith did not, as required by the Model Code, notify the Company’s Chairman or another Director and obtain a dated written acknowledgment prior to his spouse acquiring Shares in the Company. The Company considers such non-compliance to be a technical non-compliance only. The relevant transaction did not occur during a blackout period and only involved an immaterial number of Shares (10,000 Shares out of a total issued share capital of 5,187,500,000 Shares), which also represented the entire shareholding of Mr. Sallnow-Smith’s spouse in the Company. At the time of the acquisition, Mr. Sallnow-Smith’s spouse was not in possession of any inside information about the Company. Further, Mr. Sallnow-Smith was not aware of his spouse’s acquisition of Shares, which was the reason he did not notify the Chairman or another Director prior to the acquisition, as required by the Model Code. Upon becoming aware of the acquisition, however, Mr. Sallnow-Smith promptly gave due notification of the acquisition to the Chairman.

BOARD OF DIRECTORS

Role of the Board

The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings. The Board implements overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed.

Board Composition

The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors).

The Board is currently composed as follows:

•	Executive Directors: Mr. Stephen A. Wynn (who is also Chief Executive Officer and President), Mr. Ian Michael Coughlan, and Ms. Linda Chen;

•	Non-executive Directors: Mr. Kazuo Okada, Dr. Allan Zeman, and Mr. Marc D. Schorr; and

•	Independent non-executive Directors: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam.

Mr. Stephen A. Wynn is our Chairman and Dr. Allan Zeman is our Vice-Chairman.

64	Wynn Macau, Limited

Corporate Governance Report

BOARD OF DIRECTORS (continued)

Board Meetings Held in 2009

In 2009, the Company convened one board meeting, on 16 September 2009. All of the Directors attended this meeting, as set out below.

Name of Director	Number of meetings attended/ held during 2009	Attendance rate
EXECUTIVE DIRECTORS
Mr. Stephen A. Wynn	1/1	100%
Mr. Ian Michael Coughlan	1/1	100%
Ms. Linda Chen	1/1	100%

NON-EXECUTIVE DIRECTORS
Mr. Kazuo Okada	1/1	100%
Dr. Allan Zeman	1/1	100%
Mr. Marc D. Schorr	1/1	100%

INDEPENDENT NON-EXECUTIVE DIRECTORS
Mr. Nicholas Sallnow-Smith	1/1	100%
Mr. Bruce Rockowitz	1/1	100%
Mr. Jeffrey Kin-fung Lam	1/1	100%

Starting from the year 2010, at least four regular meetings will be convened each year.

Independent non-executive Directors

The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each has been appointed for an initial term of two years commencing from 16 September 2009.

Non-executive Directors

Each of our non-executive Directors, Mr. Kazuo Okada, Dr. Allan Zeman and Mr. Marc D. Schorr, has been appointed as a non-executive Director for an initial term of three years commencing from 16 September 2009.

Annual Report 2009	65

Corporate Governance Report

BOARD COMMITTEES

The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The Board and the Board committees are provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed.

Audit Committee

The Company has set up an audit committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process and internal control system of the Group, maintain an appropriate relationship with the Company’s auditors, review and approve connected transactions, and provide advice and comments to the Board.

The audit committee consists of three members: Mr. Nicholas Sallnow-Smith and Mr. Bruce Rockowitz, both of whom are independent non-executive Directors, and Dr. Allan Zeman, a non- executive Director. Mr. Nicholas Sallnow-Smith is the chairman of the audit committee.

From 2010, the audit committee will meet at least twice annually.

Remuneration Committee

The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of executive Directors, evaluating the performance of executive Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. Determination of such matters is based on the Group’s performance and the executive Directors’ and senior management members’ respective contributions to the Group.

The remuneration committee consists of four members: Mr. Marc D. Schorr, a non-executive Director, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee.

From 2010, the remuneration committee will meet at least twice annually.

66	Wynn Macau, Limited

Corporate Governance Report

BOARD COMMITTEES (continued)

Nomination and Corporate Governance Committee

The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, and to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors).

The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith and Mr. Jeffrey Kin-fung Lam, both of whom are independent non-executive Directors, and Dr. Allan Zeman, a non-executive Director. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee.

From 2010, the nomination and corporate governance committee will meet at least once annually.

The Directors’ remuneration for the year ended 31 December 2009 is set out in note 25 to the Financial Statements.

Committee Meetings Held in 2009

No Board committee meetings were held in 2009. Remuneration and nomination matters (including the appointment of Directors, the terms of their appointment and their remuneration) were considered and approved at the full Board meeting held on 16 September 2009, which was attended by all our Directors. The constitution of the Board committees, as well as the terms of reference of the Board committees, were also considered and approved at the 16 September 2009 Board meeting.

A full review of the Company’s financial results for the year ended 31 December 2009 was conducted on 23 March 2010 by the Company’s audit committee and the full Board.

Annual Report 2009	67

Corporate Governance Report

FINANCIAL REPORTING

Directors’ Responsibility

The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and the disclosure requirements of the Companies Ordinance.

This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2009. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2009 on a going concern basis.

Auditors’ Responsibility

A statement by the external auditors of the Company, Ernst & Young, is included in the Independent Auditors’ Report on pages 70 to 71 of this Annual Report.

Auditors’ Remuneration

Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2009 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2009.

INTERNAL CONTROLS

The Company and the Group have had an internal audit department since their inception. The internal audit department performed its functions fully during 2009 following an annual audit plan and routine testing. The Company’s audit committee reviewed the internal control system on 23 March 2010 in respect of the year ended 31 December 2009 and considered the system effective and adequate. The Board conducted a review of the internal control system of the Company and its subsidiaries for the year ended 31 December 2009, including financial, operational and compliance control, and risk management functions. The Board assessed the effectiveness of internal control by considering the reviews performed by the audit committee. The Company complies with the code provisions relating to internal control contained in the Code on Corporate Governance Practices.

68	Wynn Macau, Limited

Corporate Governance Report

SHARE INTERESTS OF SENIOR MANAGEMENT

The Company has confirmed that none of its senior management members held any Shares in the Company during the year ended 31 December 2009.

SHAREHOLDERS’ RIGHTS

Convening of Extraordinary General Meeting by Shareholders

Pursuant to Article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold on the date of deposit of the requisition at least 10% of the voting rights of the Company at general meetings.

General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold on the date of deposit of the requisition at least 10% of the voting rights of the Company at general meetings.

If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company.

Putting Enquiries to the Board

Enquiries put to the Board by Shareholders can be directed to the Company’s website at www.wynnmacaulimited.com, which also posts information and updates on the Company’s business developments and operations, as well as press releases and financial information. All enquiries from investors are dealt with in a timely manner.

Annual Report 2009	69

Corporate Governance Report

INVESTOR RELATIONS

Changes in Articles of Association

The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing. There have been no changes in the Company’s articles of association from Listing to 31 December 2009.

Shareholder Profile and Public Float Capitalization

From Listing to 14 October 2009, the Company was held as to 75% by its direct holding company, WM Cayman Holdings Limited I and 25% by public Shareholders. On 14 October 2009, the over- allotment option granted to underwriters in connection with the Company’s initial public offering was exercised. Following such exercise of the over-allotment option and until 31 December 2009, the Company was held as to 72.29% by WM Cayman Holdings Limited I and 27.71% by public Shareholders. The Company’s ultimate controlling Shareholder through both periods was Wynn Resorts, Limited, which indirectly held 100% of WM Cayman Holdings Limited I.

As at 31 December 2009, the Company’s public float was 27.71%.

Shareholder Meetings

As the Company was only incorporated on 4 September 2009 and listed on the Hong Kong Stock Exchange on 9 October 2009, there was no shareholder meeting held from Listing to 31 December 2009.

Key Shareholder Dates

Key shareholder dates for 2010 are:

•	June 2010: annual general meeting;

•	August 2010: release of interim results in respect of the six months ending 30 June 2010; and

•	September 2010: release of interim report in respect of the six months ending 30 June 2010.

70	Wynn Macau, Limited

Independent Auditors’ Report

18th Floor
Two International Finance Centre 8 Finance Street Central Hong Kong

To the shareholders of Wynn Macau, Limited

(Incorporated in the Cayman Islands with limited liability)

We have audited the financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) set out on pages 72 to 153, which comprise the consolidated and the Company’s statement of financial position as at 31 December 2009, and the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes.

DIRECTORS’ RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

The directors of the Company are responsible for the preparation and the true and fair presentation of these financial statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the financial statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these financial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certified Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance as to whether the financial statements are free from material misstatement.

Annual Report 2009	71

Independent Auditors’ Report

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and true and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the financial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2009 and of the Group’s profit and cash flows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

Ernst & Young

Certified Public Accountants

Hong Kong

23 March 2010

72	Wynn Macau, Limited

Financial Statements

Consolidated Statement of Comprehensive Income

For the year ended 31 December 2009

		For the year ended 31 December
		2009 HK$	2008 HK$
	Notes	(in thousands)
Operating revenues
Casino		13,185,580	13,883,379
Rooms		102,791	138,142
Food and beverage		133,443	161,976
Retail and other		655,086	527,079

Total operating revenues		14,076,900	14,710,576

Operating costs and expenses
Gaming taxes and premiums		6,742,056	7,004,281
Staff costs	3.1	1,610,200	1,717,616
Other operating expenses	3.2	2,572,801	2,882,624
Depreciation and amortization	3.3	718,169	696,663
Property charges and other	3.4	19,211	78,036

		11,662,437	12,379,220

Operating profits		2,414,463	2,331,356

Finance revenues	3.5	5,728	94,229
Finance costs	3.6	(317,361)	(320,039)
Net foreign currency differences		887	(33,015)
Decrease in fair value of interest rate swaps	4	(29,481)	(90,251)

		(340,227)	(349,076)

Profits before tax		2,074,236	1,982,280

Income tax benefit/(expense)	5	(5,589)	57,364

Net profits attributable to equity holders of the Company		2,068,647	2,039,644

Other comprehensive income
Currency translation reserve		(191)	15,852

Total comprehensive income attributable to equity holders of the Company		2,068,456	2,055,496

Basic and diluted earnings per Share	7	41 cents	41 cents

Annual Report 2009	73

Financial Statements

Consolidated Statement of Financial Position

		As at 31 December
		2009 HK$	2008 HK$
	Notes	(in thousands)
Non-current assets
Property and equipment and construction in progress	8	8,527,914	7,047,193
Leasehold interest in land	9	464,353	372,273
Deposits for acquisition of property and equipment		82,627	6,952
Goodwill	10	398,345	398,345
Other non-current assets	11	167,836	164,058
Deferred tax assets	5	32,588	10,210

		9,673,663	7,999,031

Current assets
Inventories	13	202,745	199,468
Trade and other receivables	14	325,389	208,079
Prepayments and other current assets	15	37,030	52,188
Amounts due from related companies	27	123,706	113,575
Cash and cash equivalents	16	5,228,995	2,544,291

		5,917,865	3,117,601

Current liabilities
Accounts payable	17	726,742	486,774
Land premiums payable	18	—	47,025
Other payables and accruals	19	2,621,093	1,552,877
Amounts due to related companies	27	189,500	102,995
Income tax payable		15,455	8,465

		3,552,790	2,198,136

Net current assets		2,365,075	919,465

Total assets less current liabilities		12,038,738	8,918,496

74	Wynn Macau, Limited

Financial Statements

Consolidated Statement of Financial Position

		As at 31 December
		2009 HK$	2008 HK$
	Notes	(in thousands)
Non-current liabilities
Interest-bearing loans and borrowings	20	8,017,177	7,972,912
Construction retention payable	8	67,213	53,863
Interest rate swaps	4	126,760	97,175
Other long-term liabilities		56,622	57,041

		8,267,772	8,180,991

Net Assets		3,770,966	737,505

Equity attributable to equity holders of the Company
Issued capital	21	5,188	—
Share premium account	22(a)	1,923,617	—
Reserves	22(a)	1,842,161	737,505

Total Equity		3,770,966	737,505

Approved and authorized for issue by the Board of Directors on 23 March 2010.

Stephen A. Wynn	Marc D. Schorr
Director	Director

Annual Report 2009	75

Financial Statements

Consolidated Statement of Changes in Equity

			Attributable to equity holders of the Company
		Issued Capital HK$	Share Premium Account HK$	Other Reserves* HK$	Retained Earnings* HK$	Currency Translation Reserve* HK$	Total Equity HK$
	Notes	(in thousands)
At 1 January 2008		—	—	659,653	6,308,820	1,167	6,969,640

Exchange differences on translating foreign operations and total income and expense recognized directly in equity for the year		—	—	—	—	15,852	15,852
Net Profits for the year		—	—	—	2,039,644	—	2,039,644

Total comprehensive income and expense for the year		—	—	—	2,039,644	15,852	2,055,496
Share-based payments	23	—	—	32,209	—	—	32,209
Interim dividend paid	6	—	—	—	(8,319,840)	—	(8,319,840)

At 31 December 2008 and 1 January 2009		—	—	691,862	28,624	17,019	737,505

Issuance of shares		5,188	1,923,617	—	—	—	1,928,805
Exchange differences on translating foreign operations and total income and expense recognized directly in equity for the year		—	—	—	—	(191)	(191)
Net Profits for the year		—	—	—	2,068,647	—	2,068,647

Total comprehensive income and expense for the year		—	—	—	2,068,647	(191)	2,068,456
Share-based payments	23	—	—	45,279	—	—	45,279
Interim dividend paid	6	—	—	—	(1,009,079)	—	(1,009,079)

At 31 December 2009		5,188	1,923,617	737,141	1,088,192	16,828	3,770,966

*	These reserve accounts comprise the consolidated reserves of HK$1,842 million and HK$737 million in the consolidated statement of financial position at 31 December 2009 and 2008, respectively. Other reserves at 1 January 2008 include cumulative share-based payments of HK$56.4 million and issued capital of HK$554.7 million, which is composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profits to a legal reserve until that reserve equals 25% of their initial capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “other reserves”. This reserve is not distributable to the respective shareholders.

76	Wynn Macau, Limited

Financial Statements

Consolidated Statement of Cash Flows

		For the year ended 31 December
		2009 HK$	2008 HK$
	Notes	(in thousands)
Operating activities
Profits before tax		2,074,236	1,982,280
Adjustment to reconcile profits before tax to net cash flows
Non-cash:
Depreciation of property and equipment	3.3	700,111	678,607
Amortization of leasehold interest in land	3.3	18,058	18,056
Property charges and other	3.4	19,211	78,036
Provision for doubtful accounts	3.2	11,656	193,110
Share-based payments expense	23	45,279	32,209
Decrease in fair value of interest rate swaps		29,481	90,251
Finance revenues	3.5	(5,728)	(94,229)
Finance costs	3.6	317,361	320,039
Net foreign currency difference		(1,103)	(14,127)
Working capital adjustments:
Decrease/(increase) in inventories		3,305	(76,818)
Increase in trade and other receivables		(128,950)	(22,750)
Decrease in prepayments and other assets		14,962	2,047
Increase/(decrease) in accounts payable		235,908	(88,228)
Increase in other payables and accruals		1,148,577	113,512
Increase/(decrease) in net amounts due to related companies		55,819	(42,309)
Income taxes paid		(20,971)	—

Net cash flows generated from operating activities		4,517,212	3,169,686

Investing activities
Acquisition of a subsidiary pursuant to the Group Reorganization		(12,561,195)	—
Purchase of property and equipment, net of construction retention payables		(2,166,655)	(1,541,328)
Proceeds from sale of property and equipment		6,890	3,195
Principal payments for leasehold interest in land	18	(157,163)	(44,760)
Purchase of other non-current assets		(85,900)	5,286
Interest received		5,712	57,808

Net cash flows used in investing activities		(14,958,311)	(1,519,799)

Financing activities
Proceeds from issuance of shares		14,490,000	—
Proceeds from borrowings		3,893,528	3,899,698
Repayment of borrowings		(3,893,268)	—
Interest paid		(355,378)	(201,888)
Interest rate swap transaction		—	(17,129)
Interim dividend paid	6	(1,009,079)	(8,319,840)

Net cash flows generated from/(used in) financing activities		13,125,803	(4,639,159)

Net increase/(decrease) in cash and cash equivalents		2,684,704	(2,989,272)
Cash and cash equivalents at 1 January		2,544,291	5,533,563

Cash and cash equivalents at 31 December	16	5,228,995	2,544,291

Annual Report 2009	77

Financial Statements

Company Statement of Financial Position

			As at 31 December
			2009
			HK$
Notes			(in thousands)
Non-current assets
Investments in a subsidiary	12		12,561,195

			12,561,195

Current assets
Prepayments and other current assets	15		476
Cash and cash equivalents	16		1,901,185

			1,901,661

Current liabilities
Other payables and accruals	19		2,125
Amount due to related companies	27		4,411

			6,536

Net current assets			1,895,125

Total assets less current liabilities			14,456,320

Net Assets			14,456,320

Equity
Issued capital	21		5,188
Share premium account#	22	(b)	14,484,812
Reserves	22	(b)	(33,680)

Total Equity			14,456,320

HK$
(in thousands)
The Company share premium account	14,484,812
Adjustment arising from the Group Reorganization — see note 1 to the financial statements	(12,561,195)

Consolidated share premium account	1,923,617

Approved and authorized for issue by the Board of Directors on 23 March 2010.

Stephen A. Wynn	Marc D. Schorr
Director	Director

78	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

1.	CORPORATE INFORMATION

The Company is a limited liability company incorporated in the Cayman Islands on 4 September 2009. The Company’s Shares were listed on the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1- 1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022.

WRM, an indirect subsidiary of the Company, is also constructing Encore at Wynn Macau, a second hotel tower and additional related amenities to be integrated with the current facilities at Wynn Macau. Encore at Wynn Macau is expected to open in April 2010.

Pursuant to the Group Reorganization which was undertaken for the purpose of the Listing of the Company’s Shares on the Hong Kong Stock Exchange, the Company acquired WM Cayman Holdings Limited II, which was at the relevant time the holding company of the subsidiaries comprising the Group, from the Company’s immediate parent company, WM Cayman Holdings Limited I. The consideration for the acquisition consisted of (a) the issue by the Company to WM Cayman Holdings Limited I of an acquisition note; and (b) the issue by the Company to WM Cayman Holdings Limited I of such number of new Shares as would amount to approximately 75% of the Company’s issued share capital (as calculated based on the Company’s issued share capital following its initial public offering and assuming no exercise of the over-allotment option). The acquisition was completed on 8 October 2009 with the relevant Shares and acquisition note being issued by the Company to WM Cayman Holdings Limited I. The acquisition note was redeemed by the Company on 9 October 2009 for a sum of HK$12.6 billion. Since the completion of Group Reorganization on 8 October 2009, the Group has been the holding company of the subsidiaries now comprising the Group. The details of the Group Reorganization are set out in the section headed “Reorganization” in Appendix VI “Statutory and General Information” to the IPO Prospectus of the Company dated 24

September 2009, filed in connection with the Listing.

WM Cayman Holdings Limited I owns approximately 72.29% of the Company and approximately 27.71% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Annual Report 2009	79

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.1	BASIS OF PRESENTATION

The financial statements have been prepared in accordance with International Financial Reporting Standards which comprise standards and interpretations approved by the International Accounting Standards Board (the “IASB”), International Accounting Standards and Standing Interpretation Committee interpretations approved by the International Accounting Standards Committee and the disclosure requirements of the Companies Ordinance. The financial statements have been prepared under the historical cost convention, except for the revaluation of derivative financial instruments which have been measured at fair value. These financial statements are presented in Hong Kong dollar(s) and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated.

The financial statements have been prepared in accordance with the principles of merger accounting as a result of the Group Reorganization. On this basis, the Company has been treated as the holding company of its subsidiaries for the financial years presented rather than from the date of their acquisition. Accordingly, the results of the Group for the years ended 31 December 2008 and 2009 include the results of the Company and its subsidiaries with effect from 1 January 2008 or since their respective dates of incorporation, where this is a shorter period. The comparative consolidated statement of financial position as at 31 December 2008 has been prepared on the basis that the existing Group had been in place at that date. All income, expenses and unrealised gains and losses resulting from intercompany transactions and intercompany balances within the Group are eliminated on consolidation in full.

In the opinion of the Directors, the consolidated financial statements prepared on the above basis presented more fairly the results and state of affairs of the Group as a whole.

Reclassifications

Certain amounts in the consolidated financial statements for the year ended 31 December

2008 have been reclassified to be consistent with the current year presentation. These reclassifications have no effect on the previously reported profits for the year.

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Subsidiaries

A subsidiary is an entity whose financial and operating policies the Company controls, directly or indirectly, so as to obtain benefits from its activities.

80	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Goodwill

Goodwill arising on the acquisition of subsidiaries represents the excess of the cost of the business combination over the Group’s interest in the net fair value of the acquirees’ identifiable assets acquired, and liabilities and contingent liabilities assumed as at the date of acquisition.

Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses.

The carrying amount of goodwill is reviewed for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Minority shareholders are treated as equity participants and, therefore, all acquisitions of minority interests by the Group in subsidiary companies are accounted for using the parent entity extension method. Under this method, the assets and liabilities of the subsidiary are not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the minorities’ share of the assets and liabilities reflected within the consolidated statement of financial position at the date of the acquisition is recorded as goodwill.

Annual Report 2009	81

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translation

These financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency rate of exchange ruling at the statement of financial position date. All differences are taken to the statement of comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Related parties

A party is considered to be related to the Group if:

(a)	the party directly, or indirectly through one or more intermediaries, (i) controls, is controlled by, or is under common control with, the Group; (ii) has an interest in the Group that gives it significant influence over the Group; or (iii) has joint control over the Group;

(b)	the party is a jointly-controlled entity or an associate;

(c)	the party is a member of the key management personnel of the Group or its parent; (d) the party is a close member of the family of any individual referred to in (a) or (c);

(e)	the party is an entity that is controlled, jointly-controlled or significantly influenced by or for which significant voting power in such entity resides with, directly or indirectly, any individual referred to in (c) or (d); or

(f)	the party is a post-employment benefit plan for the benefit of employees of the Group, or of any entity that is a related party of the Group.

82	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment

Property and equipment is stated at cost less accumulated depreciation and accumulated impairment losses. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been brought into use, such as repairs and maintenance, are normally charged to the statement of comprehensive income in the period in which they are incurred. In situations where it can be clearly demonstrated an expenditure has resulted in an increase in the future economic benefits expected to be obtained from the use of an item of property and equipment, and where the cost of the item can be measured reliably, the expenditure is capitalized as an additional cost of that asset or as a replacement.

Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, or their estimated useful lives. The gaming concession and land concession currently expire in June 2022 and August 2029, respectively. The principle annual rates used for this purpose are as follows:

Buildings & improvements	10 to 25 years
Furniture, fixtures and equipment	3 to 20 years
Leasehold improvements (shorter of remaining lease period or estimated useful life)	1 to 5 years

The asset’s residual values, useful lives and methods of depreciation are reviewed, and adjusted if appropriate, at least at each financial year end.

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income in the year the asset is derecognized.

Annual Report 2009	83

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Property and equipment (continued)

Construction in progress represents a building under construction, which is stated at cost less any impairment losses, and is not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use.

Leasehold interest in land and land premiums payable

Land lease premiums payable under operating leases are initially stated at cost as non-current liabilities and subsequently reclassified as current liabilities and then recognized on the straight- line basis over the lease terms. The payments made on entering into or acquiring a land- use right are classified as leasehold interest in land and are amortized over the lease term in accordance with the expected pattern of consumption of the economic benefits embodied in the land-use right.

Borrowing costs

Borrowing costs, including applicable portions of interest attributable to construction in progress, which are assets that require substantial time for construction, are capitalized and added to the cost of the applicable assets. Such capitalization of borrowing costs ceases when construction is substantially completed or the related assets are placed into service. All other borrowing costs are recognized as an expense when incurred.

84	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets in which case the receivable amount is determined for the cash generating unit to which the asset belongs. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators. If it is not possible to estimate the recoverable amount of an individual asset, the Group determines the recoverable amount of the cash-generating unit to which the asset belongs.

Impairment losses of continuing operations are recognized in the statement of comprehensive income in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group makes an estimate of the recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. Such increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Impairment loss reversals are recognized in the statement of comprehensive income.

Annual Report 2009	85

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investments and other financial assets

Financial assets within the scope of IAS 39 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, or available-for-sale financial assets, as appropriate. When financial assets are recognized initially, they are measured at fair value, plus, in the case of investments not at fair value through profit or loss, directly attributable transaction costs.

The Group determines the classification of its financial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each financial year end.

All regular way purchases and sales of financial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables (including trade and other receivables, deposits, amounts due from related companies and cash and cash equivalents) are carried at amortized cost using the effective interest method less any allowance for impairment. Gains and losses are recognized in the statement of comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

Impairment of financial assets

The Group assesses at each statement of financial position date whether a financial asset or group of financial assets is impaired.

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account. The amount of the loss is recognized in the statement of comprehensive income.

86	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of financial assets (continued)

Assets carried at amortized cost (continued)

If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognized, the previously recognized impairment loss is reversed, to the extent that the carrying value of the asset does not exceed its amortized cost at the reversal date. Any subsequent reversal of an impairment loss is recognized in the statement of comprehensive income.

In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the invoice. The carrying amount of the receivable is reduced through use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible.

Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, average or specific identification methods. Net realizable value is based on estimated selling prices less estimated costs to be incurred in completion and disposal.

Cash and cash equivalents

Cash and short term investments in the statement of financial position comprise cash at banks and on hand and short term investments with an original maturity of three months or less. For the purpose of the consolidated statements of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above.

Financial liabilities

The Group’s and the Company’s financial liabilities are generally classified as other financial liabilities, which include accounts payable, land premium payable, other payables, amounts due to related companies, interest-bearing loans and borrowings, construction retention payable and other long-term liabilities, and are subsequently measured at amortized cost, using the effective interest method.

Interest bearing loans and borrowings

All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated ‘as at fair value through the profit or loss’.

After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method.

Annual Report 2009	87

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Financial liabilities (continued)

Interest bearing loans and borrowings (continued)

Gains and losses are recognized in the statement of comprehensive income when the liabilities are derecognized as well as through the amortization process.

Derivative financial instruments

Derivative financial instruments, including interest rate swaps, are initially recognized at fair value on the date the derivative contract is entered into and are subsequently remeasured at their fair value at the end of each reporting period. The resulting gain or loss is recognized in the consolidated statement of comprehensive income immediately unless the derivative is designated as an effective hedging instrument, in which event the timing of the recognition in the consolidated statement of comprehensive income depends on the nature of the hedging relationship.

Derecognition of financial assets and liabilities

Financial assets

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	the rights to receive cash flows from the asset have expired;

•	the Group retains the right to receive cash flows from the asset, but has assumed an obligation to pay them in full without material delay to a third party under a ‘pass through’ arrangement; or

•

the Group has transferred its rights to receive cash flows from the asset and either (a) has transferred substantially all the risks and rewards of the asset, or (b) has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

88	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Derecognition of financial assets and liabilities (continued)

Financial assets (continued)

When the Group has transferred its rights to receive cash flows from an asset and has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

When continuing involvement takes the form of a written and/or purchased option (including a cash settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Financial liabilities

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of comprehensive income.

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in profit or loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Annual Report 2009	89

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Pensions and other post employment benefits

The Group operates a defined contribution retirement benefits scheme (the “Scheme”) for those employees who are eligible to participate in the Scheme. Contributions are made based on a percentage of the employees’ basic salaries and are charged to the statement of comprehensive income as they become payable in accordance with the rules of the Scheme. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s employer contributions vest fully with the employees when contributed into the Scheme, except for the Group’s employer voluntary contributions, which are refunded to the Group when the employee leaves employment prior to the contributions vesting fully, in accordance with the rules of the Scheme.

Share-based payment transactions

Employees (including senior executives) of the Group receive remuneration in the form of share- based payment transactions, whereby employees render services as consideration for equity instruments in the form of common shares of the ultimate parent company, Wynn Resorts, Limited.

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payments and the fair value of any identifiable goods or services received at the grant date.

The Company established a share option scheme in September 2009. No shares have been granted as at 31 December 2009.

Equity-settled transactions

The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 23.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The profit or loss charge or credit for a period represents the movement in cumulative expense recognized as of the beginning and end of that period.

90	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Share-based payment transactions (continued)

Equity-settled transactions (continued)

No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition, which are treated as vesting irrespective of whether or not the market condition is satisfied, provided that all other performance and/or service conditions are satisfied.

Where the terms of an equity-settled award are modified, the minimum expense recognized is the expense as if the terms had not been modified. An additional expense is recognized for any modification, which increases the total fair value of the share-based payments arrangement, or is otherwise beneficial to the employee as measured at the date of modification.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

Leases

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at inception date of whether the fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset.

Group as a lessee

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between the finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are reflected in the statement of comprehensive income.

Annual Report 2009	91

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Leases (continued)

Group as a lessee (continued)

A capitalized leased asset is depreciated over the shorter of the estimated useful life of the asset and the lease term, if there is no reasonable certainty that the Group will obtain ownership by the end of the lease term.

Operating lease payments are recognized as an expense in the statement of comprehensive income on the straight-line basis over the lease term.

Group as a lessor

Leases where the Group does not transfer substantially all the risks and benefits of ownership of the asset are classified as operating leases. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same bases as rental income. Contingent rents are recognized as revenue in the period in which they are earned.

Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and other sales taxes or duties.

Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs.

Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until services are provided to the customers.

92	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

The retail value of accommodation, food and beverage, and other services furnished to guests without charge is excluded from total operating revenues in the accompanying consolidated statement of comprehensive income. The amount of such promotional allowances excluded from total operating revenues is as follows:

	For the Year Ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Rooms	334,160	314,652
Food and beverage	258,679	250,883
Retail and other	8,273	9,872

Total	601,112	575,407

Retail and other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements.

Finance revenue is accrued on a time basis by reference to the principal outstanding and at the interest rate applicable.

Annual Report 2009	93

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the statement of financial position dates.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income.

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the statement of financial position date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

•

where the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

94	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Taxes (continued)

Deferred income tax (continued)

Deferred income tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available, against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized except:

•

where the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss; and

•

in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred income tax assets is reviewed at each statement of financial position date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of financial position date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of financial position date. Deferred income tax relating to items recognized directly in equity is recognized in equity and not in the statement of comprehensive income. Deferred income tax assets and deferred income tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Annual Report 2009	95

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Gaming taxes and premiums

According to the gaming concession granted by the Macau government and the relevant legislation, the Group is required to pay 35% gaming tax on gross gaming wins. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. On a monthly basis, the Group also makes certain variable and fixed payments to the Macau government based on the number of slot machines and table games in its operation. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of comprehensive income.

Derivative financial instruments and hedging

The Group uses derivative financial instruments such as interest rate swaps to swap risks associated with interest rate fluctuations. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. The Group adjusts this amount by applying a non- performance valuation, considering the Group’s creditworthiness or the creditworthiness of the Group’s counterparties at each settlement date. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All gains or losses arising from changes in fair value on derivatives are taken directly to the statement of comprehensive income as none of the derivatives qualify for hedge accounting.

The fair value of interest rate swap contracts is determined by reference to market values for similar instruments.

Fine art and a diamond

The Group’s fine art and a diamond are stated at cost less accumulated impairment. The amount represents the aggregate cost of artwork and the diamond. The artwork and diamond impairment is assessed based on the cash generating unit to which it belongs, which is usually the property in its entirety. No impairment change has been taken for artwork or the diamond for the years ended 31 December 2009 and 2008.

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained profits within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends have been approved by the shareholders and declared, they are recognized as a liability.

96	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Dividends (continued)

Interim dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim dividends. Consequently, interim dividends are recognized immediately as a liability when they are proposed and declared.

Statutory reserve

In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their initial capital. This reserve is not distributable to the shareholders.

Annual Report 2009	97

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.3	IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”)

The Group has adopted the following new and revised IFRSs for the first time for the current year’s consolidated financial statements.

IFRS 1 & IAS 27 Amendments	Amendments to IFRS 1 First-time Adoption of IFRSs and IAS 27 Consolidated and Separate Financial Statements — Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate

IFRS 2 Amendments	Amendments to IFRS 2 Share-based payment — Vesting Conditions and Cancellations

IFRS 7 Amendments	Amendments to IFRS 7 Financial Instruments: Disclosures — Improving Disclosures about Financial Instruments

IFRS 8	Operating Segments

IAS 1 (Revised)	Presentation of Financial Statements

IAS 18 Amendments*	Amendment to Appendix of IAS 18 Revenue — Determining whether an entity is acting as a principal or as an agent

IAS 23 (Revised)	Borrowing Costs

IAS 32 & IAS 1 Amendments	Amendments to IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements — Puttable Financial Instruments and Obligations Arising on Liquidation

IFRIC 9 and IAS 39 Amendments	Amendments to IFRIC 9 Reassessment of Embedded Derivatives and IAS 39 Financial Instruments: Recognition and Measurement — Embedded Derivatives

IFRIC 13	Customer Loyalty Programmes

IFRIC 15	Agreements for the Construction of Real Estate

IFRIC 16	Hedges of a Net Investment in a Foreign Operation

IFRIC 18	Transfers of Assets from Customers (adopted from 1 July 2009)

98	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.3	IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”) (continued)

Improvements to IFRSs (May 2008) **	Amendments to a number of IFRS

*	Included in Improvements to IFRSs 2009 (as issued in April 2009).
**	The Group adopted all the improvements to IFRSs issued in May 2008 except for the amendments to IFRS 5 Non-current assets Held for Sale and Discontinued Operations — Plan to sell the controlling interest in a subsidiary, which is effective for annual periods beginning on or after 1 July 2009.

IAS 1 (Revised) introduces changes in the presentation and disclosures of financial statements. The revised standard separates owner and non-owner changes in equity. The statement of changes in equity includes only details of transactions with owners, with all non-owner changes in equity presented as a single line. In addition, this standard introduces the statement of comprehensive income, with all items of income and expenses recognized in profit or loss, together with all other items of recognized income and expenses recognized directly in equity, either in one single statement, or in two linked statements. The Group has elected to present one statement.

Except for the IAS 1 (Revised) which will affect the presentation of the Company’s financial statements, the adoption of other new interpretations and amendments have had no significant financial effects on these financial statements and there have been no significant changes to the accounting policies applied in these financial statements.

Annual Report 2009	99

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.4	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has not applied the following new and revised IFRSs, that have been issued but are not yet effective, in the financial statements.

IFRS 1 (Revised)	First-time Adoption of International Financial Reporting Standards[1]

IFRS 1 Amendments	Amendments to IFRS 1 First-time Adoption of International Financial Reporting Standards — Additional Exemptions for First-time Adopters[2]

IFRS 2 Amendments	Amendments to IFRS 2 Share-based Payment — Group Cash-settled Share-based Payment Transactions[2]

IFRS 3 (Revised)	Business Combinations[1]

IFRS 9	Financial Instruments[6]

IAS 24 (Revised)	Related Party Disclosures[5]

IAS 27 (Revised)	Consolidated and Separate Financial Statements[1]

IAS 32 Amendment	Amendment to IAS 32 Financial Instruments: Presentation — Classification of Rights Issues[3]

IAS 39 Amendment	Amendment to IAS 39 Financial Instruments: Recognition and Measurement — Eligible Hedged Items[1]

IFRIC 14 Amendments	Amendments to IFRIC 14 Prepayments of a Minimum Funding Requirement[5]

IFRIC 17	Distributions of Non-cash Assets to Owners[1]

IFRIC 19	Extinguishing Financial Liabilities with Equity Instruments[4]

Amendments to IFRS 5 included in Improvements to IFRSs issued in May 2008	Amendments to IFRS 5 Non-current Assets Held for Sale and Discontinued Operations — Plan to Sell the Controlling Interest in a Subsidiary[1]

Apart from the above, the IASB has issued Improvements to IFRSs 2009 which sets out amendments to a number of IFRSs primarily with a view to removing inconsistencies and clarifying wording. The amendments to IFRS 2, IAS 38, IFRIC 9 and IFRIC 16 are effective for annual periods beginning on or after 1 July 2009 while the amendments to IFRS 5, IFRS 8, IAS 1, IAS 7, IAS 17, IAS 36 and IAS 39 are effective for annual periods beginning on or after 1 January 2010 although there are separate transitional provisions for each standard or interpretation.

100	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.4	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

[1]	Effective for annual periods beginning on or after 1 July 2009
[2]	Effective for annual periods beginning on or after 1 January 2010
[3]	Effective for annual periods beginning on or after 1 February 2010
[4]	Effective for annual periods beginning on or after 1 July 2010
[5]	Effective for annual periods beginning on or after 1 January 2011
[6]	Effective for annual periods beginning on or after 1 January 2013

IFRS 1 (Revised) was issued with an aim to improve the structure of the standard. The revised version of the standard does not make any changes to the substance of accounting by first-time adopters. As the Group is not a first-time adopter of IFRSs, the amendments will not have any financial impact on the Group.

The IFRS 1 Amendments provide relief from the full retrospective application of IFRSs for the measurement of oil and gas assets and leases. As a result of extending the options for determining deemed cost to oil and gas assets, the existing exemption relating to decommissioning liabilities has also been revised. As the Group is not a first-time adopter of IFRSs, the amendments will not have any financial impact on the Group.

The IFRS 2 Amendments provide guidance on how to account for cash-settled share-based payment transactions in the separate financial statements of the entity receiving the goods and services when the entity has no obligation to settle the share-based payment transactions. The amendments also incorporate guidance that was previously included in IFRIC 8 Scope of IFRS 2 and IFRIC 11 IFRS 2 — Group and Treasury Share Transactions. The Group expects to adopt the IFRS 2 Amendments from 1 January 2010. The amendments are unlikely to have any significant implications on the Group’s accounting for share-based payments.

IFRS 3 (Revised) introduces a number of changes in the accounting for business combinations that will impact the amount of goodwill recognized, the reported results in the period that an acquisition occurs, and future reported results.

Annual Report 2009	101

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.4	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

IAS 27 (Revised) requires that a change in the ownership interest of a subsidiary without loss of control is accounted for as an equity transaction. Therefore, such a change will have no impact on goodwill, nor will it give rise to a gain or loss. Furthermore, the revised standard changes the accounting for losses incurred by the subsidiary as well as the loss of control of a subsidiary. Other consequential amendments were made to IAS 7 Statement of Cash Flows, IAS 12 Income Taxes, IAS 21 The Effects of Changes in Foreign Exchange Rates, IAS 28 Investments in Associates and IAS 31 Interests in Joint Ventures.

The Group expects to adopt IFRS 3 (Revised) and IAS 27 (Revised) from 1 January 2010. The changes introduced by these revised standards must be applied prospectively and will affect the accounting of future acquisitions, loss of control and transactions with minority interests.

IFRS 9 issued in November 2009 is the first part of phase 1 of a comprehensive project to entirely replace IAS 39 Financial Instruments: Recognition and Measurement. This phase focuses on the classification and measurement of financial assets. Instead of classifying financial assets into four categories, an entity shall classify financial assets as subsequently measured at either amortized cost or fair value, on the basis of both the entity’s business model for managing the financial assets and the contractual cash flow characteristics of the financial assets. This aims to improve and simplify the approach for the classification and measurement of financial assets compared with the requirements of IAS 39.

IAS 39 is aimed to be replaced by IFRS 9 in its entirety by the end of 2010. The Group expects to adopt IFRS 9 from 1 January 2013 and continue to apply IAS 39 for accounting requirements for financial instruments within its scope that are not covered by IFRS 9. In accordance with the transitional provisions of IFRS 9, the Group is not required to restate prior period amounts.

IAS 24 (Revised) clarifies and simplifies the definition of related parties. It also provides for a partial exemption of related party disclosure to government-related entities for transactions with the same government or entities that are controlled, jointly controlled or significantly influenced by the same government. The Group expects to adopt IAS 24 (Revised) from 1

January 2011 and the comparative related party disclosures will be amended accordingly. While the adoption of the revised standard will result in changes in the accounting policy, the revised standard is unlikely to have any impact on the related party disclosures.

102	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.4	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

The IAS 32 Amendment revises the definition of financial liabilities such that rights, options or warrants issued to acquire a fixed number of the entity’s own equity instruments for a fixed amount of any currency are equity instruments, provided that the entity offers the rights, options or warrants pro rata to all of its existing owners of the same class of its own non- derivative equity instruments. The Group expects to adopt the IAS 32 Amendment from 1 January 2011. The adoption of the amendment will result in the classification of certain rights, options or warrants, previously classified as financial liabilities, to be reclassified to equity upon adoption and changes in the fair value of these rights, options or warrants, previously recognized in the profit or loss, would have to be reversed and restated retrospectively.

The IAS 39 Amendment addresses the designation of a one-sided risk in a hedged item, and the designation of inflation as a hedged risk or portion in particular situations. It clarifies that an entity is permitted to designate a portion of the fair value changes or cash flow variability of a financial instrument as a hedged item. The Group expects to adopt the IAS 39 Amendment from 1 January 2010. As the Group has not entered into any such hedges, the amendment is unlikely to have any financial impact on the Group.

The IFRIC 14 Amendments remove an unintended consequence arising from the treatment of prepayments of future contributions in certain circumstances when there is a minimum funding requirement. The amendments require an entity to treat the benefit of an early payment as a pension asset. The economic benefit available as a reduction in future contributions is thus equal to the sum of (i) the prepayment for future services and (ii) the estimated future services costs less the estimated minimum funding requirement contributions that would be required as if there were no prepayments. The Group expects to adopt the IFRIC 14 Amendments from 1 January 2011. As the Group has no such defined benefit scheme, the amendments will not have any financial impact on the Group.

Annual Report 2009	103

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.4	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

IFRIC 17 standardizes practice in the accounting for non-reciprocal distributions of non- cash assets to owners. The Group expects to apply the interpretation from 1 January 2010 prospectively. The interpretation clarifies that (i) a dividend payable should be recognized when the dividend is appropriately authorized and is no longer at the discretion of the entity; (ii) an entity should measure the dividend payable at the fair value of the net assets to be distributed; and (iii) an entity should recognize the difference between the dividend paid and the carrying amount of the net assets distributed in profit or loss. Other consequential amendments were made to IAS 10 Events after the Reporting Period and IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. While the adoption of the interpretation may result in changes in certain accounting policies, the interpretation is unlikely to have any material financial impact on the Group.

IFRIC 19 addresses the accounting by an entity when the terms of a financial liability are renegotiated and result in the entity issuing equity instruments to a creditor of the entity to extinguish all or part of the financial liability. The Group expects to adopt the interpretation from 1 January 2011. The interpretation clarifies that equity instruments issued to a creditor to extinguish a financial liability are consideration paid in accordance with IAS 39 Financial Instruments: Recognition and Measurement and the difference between the carrying amount of the financial liability extinguished, and the consideration paid, shall be recognized in profit or loss. The consideration paid should be measured based on the fair value of the equity instrument issued or, if the fair value of the equity instrument cannot be reliably measured, the fair value of the financial liability extinguished. As the Group has not undertaken such transactions, the interpretation is unlikely to have any material financial impact on the Group.

The amendments to IFRS 5 clarify that all assets and liabilities of a subsidiary shall be classified as held for sale if an entity has a sale plan involving loss of control of the subsidiary, regardless of whether the entity will retain a non-controlling interest. The Group expects to adopt the amendments from 1 January 2010. The changes must be applied prospectively and will affect future sale transactions or plans involving loss of control of a subsidiary.

104	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.4	IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (continued)

Improvements to IFRSs 2009 issued in April 2009 sets out amendments to a number of IFRSs. Except for the amendment to IAS 18 and the amendment to IFRS 8, the Group expects to adopt the amendments from 1 January 2010. There are separate transitional provisions for each standard. The Goup continues to assess the impact of these new and revised IFRSs on the Group’s results of operations, financial position, and its financial reporting disclosures. While the adoption of some of the amendments and the new and revised IFRSs may result in changes in accounting policies, none of these are expected to have a significant financial impact on the Group.

2.5	SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES

The preparation of the Group’s financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the reporting date. However, uncertainty about these assumptions and estimates could result in outcomes that could require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies which have a significant effect on the financial statements are set out below.

Useful lives of property and equipment

The useful lives of assets are based on management’s estimation. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property, plant, and equipment. The estimation of residual values of assets is also based on management’s judgment whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, or their estimated useful lives.

Annual Report 2009	105

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.5	SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (continued)

Impairment of non-financial assets

Management is required to make judgments concerning the cause, timing and amount of impairment. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessment to its separate cash- generating units. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate cash-generating units, remaining useful lives of assets and estimates of projected cash flows and fair value less costs to sell. Management judgment is also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a cash-generating unit requires management to make assumptions to determine the fair value less costs to sell and value in use.

Key assumptions on which management has based its determination of fair value less costs to sell include the existence of binding sale agreements, and for the determination of value in use include projected revenues, gross margins, and average revenue per asset component, capital expenditure, expected customer bases and market share.

Impairment of accounts receivable

Management evaluates the reserve for its bad debts based on a specific review of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to refine the estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts charge may fluctuate. Because individual customer account balances can be significant, the reserve and the provision can change significantly between periods, as information about a certain customer becomes known or as changes in a region’s economy or legal system occur.

Segment reporting

The Group currently operates in one business segment, namely, the management of its casino, hotel, retail and food and beverage operations. A single management team reports to the chief operating decision-makers who comprehensively manage the entire business. Accordingly, the Group does not have separate reportable segments.

106	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

2.5	SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (continued)

Fair value estimation — financial assets and liabilities

Financial assets and liabilities are recognized or disclosed at fair values. The fair value of financial instruments traded in active markets is based on quoted market prices. In assessing the fair value of non-traded instruments, discounted cash flows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for financial assets and liabilities with a maturity of less than one year, including prepayments, accruals and other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

Fair value estimation — Black-Scholes valuation model

The Group uses the Black-Scholes valuation model to value the ultimate parent company’s grants of options issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair value. Expected volatility is based on implied and historical factors related to Wynn Resorts’ common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve at the time of grant for the period equal to the expected term.

Income taxes

Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated allowance is subject to a significant amount of judgment. The Group’s income tax reports may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, an allowance is established.

Annual Report 2009	107

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

3.	OTHER REVENUES AND EXPENSES

3.1	Staff costs

	Group
	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Wages and salaries	1,410,904	1,458,437
Other costs and benefits*	134,795	158,412
Expense of share-based payments	45,279	32,209
Retirement plan contributions	4,436	48,451
Employee relations and training	9,624	15,477
Social security costs	5,162	4,630

	1,610,200	1,717,616

*	Includes operating staff rental expense of approximately HK$6.7 million for the year ended 31 December 2009 (2008: HK$7.3 million).

3.2	Other operating expenses

	Group
	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Gaming promoters’ commissions	854,713	829,026
Royalty fees	554,525	572,084
Corporate support services and other	95,280	75,610
Other support services	65,452	83,393
Cost of sales	334,702	322,402
Provision for doubtful accounts	11,656	193,110
Advertising and promotions	117,483	156,754
Operating supplies and equipment	99,109	137,180
Utilities and fuel	113,475	129,969
Auditors’ remuneration	2,420	2,392
Other*	323,986	380,704

	2,572,801	2,882,624

*	Includes operating rental expense of approximately HK$47.7 million for the year ended 31 December 2009 (2008: HK$42.2 million).

108	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

3.	OTHER REVENUES AND EXPENSES (continued)

3.3	Depreciation and amortization

	Group For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Depreciation of property and equipment	700,111	678,607
Amortization of leasehold interest in land	18,058	18,056

	718,169	696,663

3.4	Property charges and other

	Group For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Asset abandonment losses	4,391	67,653
Loss on disposal of assets and other assets	14,820	10,383

	19,211	78,036

Asset abandonment losses related to property and equipment and construction in progress abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

Annual Report 2009	109

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

3.	OTHER REVENUES AND EXPENSES (continued)

3.5	Finance revenues

	Group For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Interest income: cash and cash equivalents	5,728	82,437
Interest income: loans receivable from affiliates	—	11,792

	5,728	94,229

Finance revenues for the years ended 31 December 2009 and 2008 consist solely of the interest income from cash in banks, money market funds, U.S. treasury bills and loans receivables from affiliates.

3.6	Finance costs

	Group For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Interest expense for:
— Bank loans wholly repayable within 5 years	270,820	243,303
— Interest rate swaps wholly repayable within 5 years	76,301	46,427
— Other payments wholly payable within 5 years	5,888	8,226
Bank fees for unused facilities	4,813	33,831
Amortization of debt financing costs	42,748	42,659
Less: capitalized interest	(83,209)	(54,407)

	317,361	320,039

For the year ended 31 December 2009, interest was capitalized using a weighted average cost of 3.6% (2008: 6.8%).

110	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

4.	INTEREST RATE SWAPS

In November 2005, the Group entered into two agreements to swap a portion of the underlying interest rate risk on current and future term loan borrowings under the Group’s Wynn Macau Credit Facilities. In August 2008, the Group terminated these interest rate swaps and entered into new interest rate swaps which will terminate in August 2011. Under the first terminated swap agreement, the Group paid a fixed interest rate of 4.84% on borrowings up to a maximum of approximately US$198.2 million (approximately HK$1.54 billion), in exchange for receipts on the same amounts at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second terminated swap agreement, the Group paid a fixed interest rate of 4.77% on borrowings up to a maximum of approximately HK$1.1 billion, in exchange for receipts on the same amounts at a variable interest rate based on the applicable HIBOR at the time of payment. The terminated interest rate swaps fixed the interest rates on the U.S. dollar and the Hong Kong dollar borrowings under the Wynn Macau Credit Facilities at approximately 6.59% and 6.52%, respectively. In connection with these terminations, the Group paid to the counterparties of the terminated swaps a cash settlement payment of approximately HK$17.0 million.

Effective August 2008, under the first new swap agreement, the Group pays a fixed interest rate of 3.632% on U.S. dollar borrowings of approximately US$153.8 million (approximately HK$1.2 billion) incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. Under the second new swap agreement, the Group pays a fixed interest rate of 3.39% on Hong Kong dollar borrowings of approximately HK$991.6 million incurred under the US$550 million (approximately HK$4.3 billion) term loan portion of the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fix the interest rates on the U.S. dollar and the Hong Kong dollar term loan borrowings at approximately 5.382% and 5.14%, respectively.

The Group entered into another interest rate swap agreement on 17 August 2009, with an effective date of 27 November 2009, to swap a portion of the underlying interest rate risk on borrowings under the Wynn Macau Credit Facilities. Under this new swap agreement, beginning 27 November 2009, the Group pays a fixed interest rate of 2.15% on borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fixes the interest rate on HK$2.3 billion of borrowings under the Wynn Macau Credit Facilities at approximately 3.9%. This interest rate swap agreement will terminate in June 2012.

Annual Report 2009	111

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

4.	INTEREST RATE SWAPS (continued)

The carrying value of these interest rate swaps on the consolidated statement of financial position approximates their fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future, interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions, and therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering our creditworthiness or the creditworthiness of our counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2009 and 2008, were charged to the consolidated statement of comprehensive income.

Our liabilities under the swap agreements are secured by the same collateral package securing the Wynn Macau Credit Facilities.

5.	INCOME TAX BENEFIT/(EXPENSE)

The major components of the income tax benefit/(expense) for the years ended 31 December 2009 and 2008 were:

	Group For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Income tax benefit/(expense)
Current	(27,967)	37,363
Deferred	22,378	20,001

	(5,589)	57,364

No provision for Hong Kong profits tax for the year ended 31 December 2009 has been made as there was no assessable profits generated in Hong Kong (2008: Nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2008: 12%).

112	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

5.	INCOME TAX BENEFIT/(EXPENSE) (continued)

The charge for the years ended 31 December 2009 and 2008 was reconciled to profits before tax as follows:

	Group
	For the year ended 31 December
	2009		2008
	HK$	%	HK$	%
	(in thousands, except for percentages)
Profits before tax	2,074,236		1,982,280

Tax at the applicable income tax rate	(248,908)	(12)	(237,874)	(12)
Adjustment for specific provinces or enacted by local authority	(23,054)	(1.1)	(5,263)	(0.3)
Income not subject to tax	361,664	17.4	362,553	18.3
Expenses not deductible for tax	(45)	(0.1)	(1,284)	(0.1)
Macau dividend tax	(27,967)	(1.3)	—	—
Tax loss not recognized	(68,777)	(3.3)	(82,473)	(4.1)
Others	1,498	0.1	21,705	1.1

Expense and effective tax for the year	(5,589)	(0.3)	57,364	2.9

Annual Report 2009	113

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

5.	INCOME TAX BENEFIT/(EXPENSE) (continued)

Deferred income tax as at 31 December 2009 and 2008 relates to the following:

	Group
	Consolidated statement of financial position As at 31 December		Consolidated statement of comprehensive income For the year ended 31 December
	2009	2008	2009	2008
	HK$	HK$	HK$	HK$
	(in thousands)
Deferred tax liability
Property, equipment and other	(50,945)	(73,327)	(22,382)	(23,802)

	(50,945)	(73,327)

Deferred income tax asset
Interest rate swap market value adjustment	15,199	11,662	(3,537)	(8,774)
Allowance for doubtful accounts	29	12	(17)	(11)
Pre-opening costs and other	—	131	131	39,530
Tax losses carried forward	68,305	71,732	3,427	(26,944)

	83,533	83,537

Deferred income tax benefit			(22,378)	(20,001)

Deferred tax asset, net	32,588	10,210

The Group incurred Macau tax losses of approximately HK$532.1 million, HK$966.2 million, and HK$1,132.4 million during the tax years ended 31 December 2009, 2008, and 2007, respectively. These tax losses will expire in 2012, 2011, and 2010, respectively. As at 31 December 2009 and 2008, deferred tax assets, relating to pre-opening expenses and tax losses carried forward, amounting to HK$247.6 million and HK$179.1 million, respectively, were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax asset could be utilized.

114	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

5.	INCOME TAX BENEFIT/(EXPENSE) (continued)

Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profits (“Tax Holiday”). Accordingly, the Group was exempted from the payment of approximately HK$242.6 million in such taxes for the year ended 31 December 2009 (2008: HK$189.6 million). The Group’s non-gaming profits remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

During June 2009, WRM entered into an agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provides for an annual payment of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of complementary tax on dividend distributions to its shareholders from gaming profits. The term of this agreement is five years, which coincides with the Tax Holiday which began in 2006. The agreement explicitly states that MOP21.6 million (approximately HK$21.0 million) was due upon execution of the agreement for the periods 2006 to 2008, and the remaining payments are due by 31 January of each year that the gaming profits are exempt from Complementary Tax. Therefore, included in the tax provision for the year 2009 are the amounts accrued for the years 2006 through 2009. In November 2009, the Group made a payment of MOP21.6 million (approximately HK$21.0 million) for the periods 2006 to 2008, whereas, MOP7.2 million (approximately HK$7.0 million) has been accrued for the year ended 31 December 2009.

The Group is exempt from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. As at 31 December 2009, the Group has filed all significant income tax returns for the years 2002 to 2008. The Group’s 2006 to 2008 Macau income tax returns remain subject to examination by the Macau Finance Bureau.

Annual Report 2009	115

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

5.	INCOME TAX BENEFIT/(EXPENSE) (continued)

Quarterly, the Group reviews any potentially unfavorable tax outcome and when an unfavorable outcome is identified as probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with tax authorities. With respect to these items, as at 31 December 2009, the Group has provided a reserve of HK$37.4 million (2008: HK$37.4 million) and has included this amount in “other long-term liabilities”. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. As a result of the lack of authoritative guidance regarding the computation of the Group’s complementary tax exemptions, the Group establishes reserves for its estimates of additional tax exposures if such exemptions are denied by the tax authorities.

6.	DIVIDENDS PAID

	Group
	For the year ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Equity dividends on Shares declared and paid during the year	1,009,079	8,319,840

Prior to the Group Reorganization, the Group declared and paid cash distributions of HK$1.0 billion during the year ended 31 December 2009 (2008: HK$8.3 billion) from the income generated through its operations to its former shareholder. The rate of dividend and the number of shares are not presented as such information is not meaningful for the purpose of these financial statements.

The Board of Directors has not recommended a final dividend for the year ended 31 December 2009.

116	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

7.	EARNINGS PER SHARE ATTRIBUTABLE TO ORDINARY EQUITY HOLDERS OF THE COMPANY

The calculation of basic earnings per Share for the year is based on the consolidated net profit attributable to ordinary equity holders of the Company and on the weighted average number of 5,040,068,493 (2008: 5,000,000,000) Shares in issue during the year on the assumption that the Group Reorganization as determined in note 21 had been effective on 1 January 2008.

The weighted average number of Shares used to calculate the basic earnings per Share for the year ended 31 December 2008 includes the pro forma issued share capital of the Company of 5,000,000,000 Shares, comprising:

(a)	the one share of the Company allotted and issued at HK$1 paid on 4 September 2009 and subdivided into 1,000 Shares of par value of HK$0.001 each (note 21(iii)); and

(b)	the 3,749,999,000 Shares issued pursuant to the Group Reorganization on 8 October 2009 and the 1,250,000,000 Shares issued pursuant to the Company’s initial public offering on 9 October 2009 (note 21(iv)).

The weighted average number of Shares used to calculate the basic earnings per Share for the year ended 31 December 2009 includes the weighted average of 40,068,493 Shares issued upon the full exercise of the over-allotment option of the Company’s Shares on the Hong Kong Stock Exchange on 14 October 2009 in addition to the aforementioned 5,000,000,000 Shares.

No diluted earnings per Share is presented as there were no potential dilutive Shares outstanding during the years.

Annual Report 2009	117

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

8.	PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of property and equipment and construction in progress is set forth below.

Group:

	Buildings & Improvements	Furniture Fixtures & Equipment	Leasehold Improvements	Construction In Progress	Total Property and Equipment
	HK$	HK$	HK$	HK$	HK$
	(in thousands)
Cost or valuation:
At 1 January 2008	4,731,673	1,776,167	54,500	443,380	7,005,720
Additions	—	108,556	5,063	1,308,986	1,422,605
Transfers	60,824	308	—	(61,132)	—
Abandonments/disposal	(70,232)	(11,553)	(1,089)	(7,592)	(90,466)

At 31 December 2008	4,722,265	1,873,478	58,474	1,683,642	8,337,859

Additions	5,587	63,923	307	2,137,556	2,207,373
Transfers	423,621	21,146	8,527	(453,294)	—
Abandonments/disposal	(2,817)	(39,945)	(18,524)	(4,391)	(65,677)

At 31 December 2009	5,148,656	1,918,602	48,784	3,363,513	10,479,555

Depreciation and Impairment:
At 1 January 2008	239,112	344,388	37,794	—	621,294
Depreciation charged for the year	306,224	365,162	7,221	—	678,607
Abandonments/disposal	(4,711)	(3,435)	(1,089)	—	(9,235)

At 31 December 2008	540,625	706,115	43,926	—	1,290,666

Depreciation charged for the year	316,627	377,100	6,384	—	700,111
Abandonments/disposal	(2,369)	(18,536)	(18,231)	—	(39,136)

At 31 December 2009	854,883	1,064,679	32,079	—	1,951,641

Net book value:
At 31 December 2009	4,293,773	853,923	16,705	3,363,513	8,527,914

At 31 December 2008	4,181,640	1,167,363	14,548	1,683,642	7,047,193

Included in the construction in progress was an aggregate construction retention amount of HK$67.2 million (2008: HK$53.9 million), which represents amounts payable to contractors for work completed but withheld by the Group until certain construction milestones are met.

118	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

9.	LEASEHOLD INTEREST IN LAND

The Group has the leasing right for certain land under a 25-year concession granted by the Macau government in return for the payment of premiums as described in note 18. In 2004, the Group also paid approximately HK$140 million to an unrelated third party for its relinquishment of rights to a portion of land. In November 2009, the Group paid HK$110.1 million to the Macau government related to government required modifications to the land concession due to construction of Encore at Wynn Macau, expansion of Wynn Macau and the additional square footage added as a result of all such construction and expansion.

Leasehold interest activity is as follows:

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Cost:
At beginning of the year	451,495	451,495
Addition	110,138	—

At end of the year	561,633	451,495

Amortization:
At beginning of the year	79,222	61,166
Amortization charge for the year	18,058	18,056

At end of the year	97,280	79,222

Net book value:	464,353	372,273

Annual Report 2009	119

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

10.	GOODWILL

In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. Mr. Wong Chi Seng, one of the third parties, retained a direct 10% voting and social interest in WRM and agreed to continue to serve as Executive Director. The acquired shares provide, in the aggregate, a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. As a result of the acquisition, WRM became an indirect wholly owned subsidiary of the Group.

In accordance with the Group’s accounting policy for acquisition’s of minority interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the minorities’ share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill.

Goodwill is tested for impairment annually and when circumstances indicate the carrying value may be impaired. The Group’s impairment test for goodwill with indefinite lives is based on value in use calculations that use a discounted cash flow model. The key assumptions used to determine the recoverable amount for the different cash generating units were based on the best estimation of the Group.

The Group believes that any reasonably possible change in the key assumptions on which the recoverable amount of goodwill is based would not cause the carrying amounts to exceed its recoverable amount.

120	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

11.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following as at 31 December 2009 and 2008:

	Group As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Fine art and a diamond	130,567	130,567
Memberships	1,020	1,020
Other consumables	27,303	32,471
Deposits for acquisitions of non-current assets	8,946	—

	167,836	164,058

12.	INVESTMENTS IN A SUBSIDIARY

Company As at 31 December
2009
HK$
(in thousands)
Unlisted shares, at cost	12,561,195

Annual Report 2009	121

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

12.	INVESTMENTS IN A SUBSIDIARY (continued)

The following is a list of subsidiaries at 31 December 2009:

Name	Place of incorporation/ Operation	Principal activities	Nominal value of issued share/ registered capital	Interest held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 —Class B Shares: GBP657	100%
Wynn Resorts Macau, Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP200,100,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%

*	Shares directly held by the Company
**	10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of voting rights and 100% of profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year.

122	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

13.	INVENTORIES

Inventories consist of the following as at 31 December 2009 and 2008:

	Group As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Retail merchandise	159,875	159,403
Operating supplies	23,709	23,048
Food and beverage	19,161	17,017

Total inventories at the lower of cost and net realizable value	202,745	199,468

14.	TRADE AND OTHER RECEIVABLES

Trade and other receivables consist of the following as at 31 December 2009 and 2008:

	Group As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Casino	430,758	446,392
Hotel	5,328	16,234
Other*	158,220	35,337

	594,306	497,963
Less: allowance for doubtful accounts	(268,917)	(289,884)

Total trade and other receivables net	325,389	208,079

*	An increase in retail sales in 2009 compared to 2008 and the timing of billing and collecting retail percentage rentals are reflected in the comparative difference of other receivables.

Annual Report 2009	123

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

14.	TRADE AND OTHER RECEIVABLES (continued)

An aged analysis of receivables, is as follows:

	Group
	As at 31 December
	2009 HK$	2008 HK$
	(in thousands)
Within 30 days	183,187	145,780
Between 31 to 60 days	135,679	18,566
Between 61 to 90 days	10,922	86,776
Over 90 days	264,518	246,841

	594,306	497,963
Less: allowance for doubtful accounts	(268,917)	(289,884)

Net of allowance for doubtful accounts	325,389	208,079

Substantially all of the trade and other receivables as at 31 December 2009 were repayable within 14 days.

As at 31 December 2009, trade and other receivables at nominal value of HK$268.9 million (2008: HK$289.9 million) were impaired and fully provided for. Movements in the provision for impairment of receivables of the Group were as follows:

	Individually Impaired	Collectively Impaired	Total
	HK$	HK$	HK$
	(in thousands)
At 1 January 2008	—	121,225	121,225
Charge for the year	—	193,110	193,110
Amounts written off	—	(24,451)	(24,451)

At 31 December 2008	—	289,884	289,884
Charge for the year	—	11,656	11,656
Amounts written off	—	(32,623)	(32,623)

At 31 December 2009	—	268,917	268,917

124	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

15.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following as at 31 December 2009 and 2008:

	Group		Company
	As at 31 December
	2009	2008	2009
	HK$	HK$	HK$
	(in thousands)
Prepayments	27,388	34,602	476
Deposits	9,642	17,586	—

	37,030	52,188	476

16.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following as at 31 December 2009 and 2008:

	Group		Company
	As at 31 December
	2009	2008	2009
	HK$	HK$	HK$
	(in thousands)
Cash on hand	1,048,225	693,886	—
Cash at banks and short-term deposits	4,180,770	1,850,405	1,901,185

	5,228,995	2,544,291	1,901,185

Cash deposited at banks earned interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. The fair values of cash and short-term deposits of the Group and the Company as at 31 December 2009 are HK$5.2 billion (2008: HK$2.5 billion) and HK$1.9 billion, respectively.

Annual Report 2009	125

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

17.	ACCOUNTS PAYABLE

During the year, the Group normally received credit terms of 30 days. An aged analysis of accounts payable, based on invoice dates, consists of the following as at 31 December 2009 and 2008.

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Within 30 days	722,504	482,927
Between 31 to 60 days	1,679	2,385
Between 61 to 90 days	2,202	781
Over 90 days	357	681

	726,742	486,774

126	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

18.	LAND PREMIUMS PAYABLE

The Group leases land from the Macau government under a 25-year land concession that expires in August 2029. Land premiums to the Macau government under the land concession are made as follows:

For Phase I

(i)	HK$24.3 million for acceptance of the land concession contract terms in accordance with Lei no. 6/80/M Article 125 of 5 July 2004; and

(ii)	HK$185.6 million in five semi-annual installments, including interest at 5% of the outstanding balance.

For Phase II

(iii)	HK$122.0 million in five semi-annual installments, including interest at 5% of the outstanding balance.

For Encore at Wynn Macau and other adjustments to Phase I and Phase II

(iv)	HK$110.1 million paid in November 2009.

A summary of the land concession requirements and payments made is as follows:

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Initial payment	24,272	24,272
Installments
Phase I	185,583	185,583
Phase II	121,991	121,991
Encore at Wynn Macau	110,138	—

	441,984	331,846
Less: amounts paid	(441,984)	(284,821)

		47,025
Less: current portion	—	(47,025)

		—

Annual Report 2009	127

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

19.	OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following as at 31 December 2009 and 2008:

	Group		Company
	As at 31 December		As at 31 December
	2009	2008	2009
	HK$	HK$	HK$
		(in thousands)
Gaming taxes payable	727,969	459,171	—
Outstanding chip liability	1,315,369	614,875	—
Customer deposits	369,205	195,176	—
Other liabilities	208,550	283,655	2,125

	2,621,093	1,552,877	2,125

20.	INTEREST-BEARING LOANS AND BORROWINGS

			Group
			As at 31 December
Interest Rate			2009	2008
	%	Maturity	HK$	HK$
			(in thousands)
Non-current:
7-Year Term Loan (as amended)
US$10,250,000 Hotel Facility	LIBOR+1.75%	June 2014	79,490	79,437
HK$639,600,000 Hotel Facility	HIBOR+1.75%	June 2014	639,600	639,600
US$143,500,000 Project Facility	LIBOR+1.75%	June 2014	1,112,863	1,112,111
HK$2,451,150,000 Project Facility	HIBOR+1.75%	June 2014	2,451,150	2,451,150

5-Year Revolving Credit Facility (as amended)
US$13,000,000 Hotel Facility	LIBOR+1.75%	June 2012	50,409	50,374
HK$1,170,000,000 Hotel Facility	HIBOR+1.75%	June 2012	585,000	585,000
US$258,000,000 Project Facility	LIBOR+1.75%	June 2012	1,000,414	999,737
HK$4,516,200,000 Project Facility	HIBOR+1.75%	June 2012	2,258,100	2,258,100

Less: Debt financing costs, net			(159,849)	(202,597)

			8,017,177	7,972,912

128	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

20.	INTEREST-BEARING LOANS AND BORROWINGS (continued)

The bank loans may be used for construction and development commitments or for other uses and are repayable as follows:

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
On demand or within one year	—	—
In the second year	576,520	—
In the third year	5,027,574	576,478
In the fourth year	1,114,264	5,026,794
In the fifth year	1,458,668	1,114,207
After the fifth year	—	1,458,030

	8,177,026	8,175,509
Less: Debt financing costs, net	(159,849)	(202,597)

	8,017,177	7,972,912

As amended on 27 June 2007, the Wynn Macau Credit Facilities total US$1.55 billion (approximately HK$12.0 billion), in a combination of Hong Kong and US dollars, including a US$550 million (approximately HK$4.3 billion), fully-funded senior term loan (known as the WRM Term Loan), and a US$1 billion (approximately HK$7.7 billion) revolving credit facility (known as the WRM Revolver). The Group also has the ability to upsize the total secured facilities by an additional US$50 million (approximately HK$388.3 million) pursuant to the terms and provisions of the agreements. The senior credit facilities described in this paragraph are collectively referred to herein as the Wynn Macau Credit Facilities.

The WRM Term Loan matures in June 2014, and the WRM Revolver matures in June 2012. The principal amount of the WRM Term Loan is required to be repaid in quarterly installments, commencing in September 2011. Borrowings under the Wynn Macau Credit Facilities currently bear interest at LIBOR or HIBOR plus a margin of 1.75%.

Collateral for the Wynn Macau Credit Facilities consists of substantially all of the assets of the Group. In addition, the Wynn Macau Credit Facilities documentation contains affirmative and negative covenants which impose various obligations and restrictions on Wynn Macau, and in some cases, the Group.

Annual Report 2009	129

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

20.	INTEREST-BEARING LOANS AND BORROWINGS (continued)

The Wynn Macau Credit Facilities contain a requirement that the Group must make mandatory prepayments of indebtedness from specified percentages of excess cash flow. If WRM meets a Leverage Ratio, as defined, of greater than 4 to 1, such prepayments is defined as 50% of Excess Cash Flow, as defined. If the Leverage Ratio is less than 4 to 1, then no prepayment is required.

The Wynn Macau Credit Facilities contain customary covenants restricting certain activities including, but not limited to: the incurrence of additional indebtedness, the incurrence or creation of liens on any of its property, sales and leaseback transactions, the ability to dispose of assets, and make loans or other investments. In addition, the Group is required by the financial covenants to maintain a Leverage Ratio, as defined, not greater than 5 to 1 as at 31 December 2009, and an Interest Coverage Ratio, as defined, not less than 2 to 1. Management believes that the Group was in compliance with all covenants at 31 December 2009. The Leverage Ratio decreases to not greater than 4.75 to 1 for the quarterly reporting period ending 30 June 2010, 4.5 to 1 for the quarterly reporting period ending 30 September 2010 and 4 to 1 for the quarterly reporting period ending 31 December 2010. The Interest Coverage Ratio requirement remains at not less than 2 to 1 for all 2010 reporting periods.

In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. (“BNU”) to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group’s performance under the casino Concession Agreement, including the payment of premiums, fines and indemnity for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. From and after repayment of all indebtedness under the WRM Credit Facilities, the Group is obligated to promptly, upon demand by BNU, repay any claim made on the guarantee by the Macau government. BNU currently is paid an annual fee for the guarantee not to exceed approximately MOP5.2 million (approximately HK$5 million).

In September 2009, the Group entered into certain amendments to the Wynn Macau Credit Facility in order to facilitate the restructuring needed to effect the listing of Wynn Macau, Limited on the Hong Kong Stock Exchange.

On 4 February 2009, the Group borrowed the remaining US$500 million (approximately HK$3.9 billion) available under the WRM Revolver. The Group repaid HK$194.7 million of the WRM Revolver in June 2009 and HK$3.7 billion of the WRM Revolver in November 2009 and, accordingly, as at 31 December 2009, the Group has HK$3.9 billion available under the credit facilities.

130	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

20.	INTEREST-BEARING LOANS AND BORROWINGS (continued)

Fair Value of Long-Term Debt

The estimated fair value of the Group’s debt instruments was approximately HK$7.0 billion (2008: HK$4.5 billion) with a book value of HK$8.0 billion (2008: HK$7.9 billion) at the statement of financial position date.

21.	ISSUED CAPITAL

As at 31 December
2009 HK$
(in thousands)
Authorized: 20,000,000,000 Shares of HK$0.001 each	20,000

Issued and fully paid: 5,187,500,000 Shares of HK$0.001 each	5,188

The following changes in the Company’s authorized and issued share capital took place during the period from 4 September 2009 (date of incorporation) to 31 December 2009:

	Notes		Number of Shares of HK$0.001	Nominal value of Shares HK$

Authorized:
Upon incorporation and after the subdivision	(i	)	5,000,000,000	5,000,000
Increase in authorized share capital	(ii	)	15,000,000,000	15,000,000

As at 31 December 2009			20,000,000,000	20,000,000

Issued:
Allotted and issued	(iii	)	1,000	1
Shares issued in connection with the Group Reorganization and the initial public offering	(iv	)	4,999,999,000	4,999,999
New issue of Shares in connection with the over-allotment option	(v	)	187,500,000	187,500

As at 31 December 2009			5,187,500,000	5,187,500

Annual Report 2009	131

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

21.	ISSUED CAPITAL (continued)

(i)	Upon incorporation of the Company on 4 September 2009, the authorized share capital of the Company was HK$5,000,000 divided into 5,000,000 shares of HK$1 each. On 16 September 2009, the authorized share capital and each ordinary shares of par value of HK$1 in the authorized share capital of the Company was subdivided into 1,000 Shares of par value of HK$0.001 each.

(ii)	Immediately after the subdivision as in note (i) above on 16 September 2009, the authorized share capital of the Company was increased from HK$5,000,000 divided into 5,000,000,000 Shares of a par value of HK$0.001 each to HK$20,000,000 divided into 20,000,000,000 Shares each of a par value of HK$0.001 by the creation of additional 15,000,000,000 Shares with par value of HK$0.001 each.

(iii)	On 4 September 2009, one share of HK$1 was issued at par to Mapcal Limited as the subscriber and was transferred to WM Cayman Holdings Limited I for HK$1. On 16 September 2009, the Company’s ordinary share at par value of HK$1 was subdivided into 1,000 Shares of par value of HK$0.001 each.

(iv)	Pursuant to the resolutions of the sole Shareholder passed on 16 September 2009 and the Group Reorganization which was completed on 8 October 2009, 3,749,999,000 Shares of HK$0.001 each in the Company were allotted and issued and credited as fully paid at par, as partial consideration for the acquisition of the entire issued capital of a subsidiary, to the then sole Shareholder of the Company, whose name appeared in the register of the Company on 8 October 2009.

In connection with the Company’s initial public offering, 1,250,000,000 Shares of HK$0.001 each were issued at a price of HK$10.08 per Share for a total cash consideration, before expenses, of HK$12,600,000,000. Dealings in these Shares on the Hong Kong Stock Exchange commenced on 9 October 2009.

(v)	In connection with the Company’s full exercise of the over-allotment option, 187,500,000 Shares of HK$0.001 each were issued at a price of HK$10.08 per Share for a total cash consideration, before expenses, of HK$1,890,000,000. Dealings in these Shares on the Hong Kong Stock Exchange commenced on 14 October 2009.

Except as otherwise provided by the Company’s articles of association or Cayman Islands law, each holder of Shares is entitled to one vote for each Share held of record on each matter submitted to a vote of shareholders. Holders of the Shares have no cumulative voting conversion, redemption or preemptive rights or other rights to subscribe for additional Shares. Subject to any preferences that may be granted to the holders of the Company’s preferred stock, each Shareholder is entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefore, as well as any distributions to the Shareholders and, in the event of liquidation, dissolution or winding up of the Company, is entitled to share ratably in all assets of the Company remaining after payment of liabilities.

132	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

22.	SHARE PREMIUM ACCOUNT AND RESERVES

(a)	Group

The Group’s share premium account represents the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange therefor with adjustments arising from the Group Reorganization.

The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 75 of the financial statements.

(b)	Company

	Issued Capital	Share Premium Account	Accumulated Losses	Total Equity
	HK$	HK$	HK$	HK$
	(in thousands)
At 1 January 2008, 31 December 2008 and 1 January 2009	—	—	—	—
Net loss for the year	—	—	(33,680)	(33,680)

Total comprehensive income and expenses for the year	—	—	(33,680)	(33,680)
Issuance of shares	5,188	14,484,812	—	14,490,000

At 31 December 2009	5,188	14,484,812	(33,680)	14,456,320

Annual Report 2009	133

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

23.	SHARE-BASED PAYMENT PLAN

The Company established a share option scheme on 16 September 2009 which provides for the grant of options to directors and employees of the Group. A maximum of 500 million shares have been reserved for issuance under the scheme. As at 31 December 2009, no options have been granted.

Wynn Resorts, Limited established the 2002 Stock Incentive Plan (the “WRL Stock Plan”) which provides for the grant of (i) incentive stock options, (ii) compensatory (i.e. non qualified) stock options, and (iii) non-vested shares of Wynn Resorts, Limited’s common stock for employees, directors and independent contractors or consultants of Wynn Resorts, Limited and its subsidiaries, including the Group. However, only employees are eligible to receive incentive stock options.

A maximum of 9,750,000 shares of Wynn Resorts, Limited’s common stock have been reserved for issuance under the WRL Stock Plan. As at 31 December 2009, 419,545 (2008: 3,124,212) shares remain available for the grant of stock options or non-vested shares of Wynn Resorts, Limited common stock.

During 2009, the Group recognized approximately HK$45.3 million (2008: HK$32.2 million) of equity-settled, share-based payment expense relating to stock options and non-vested shares of Wynn Resorts, Limited’s common stock. The Group classifies this share-based payment expense in the same financial statement line items as cash compensation, and therefore such expense was included in staff cost, with a corresponding increase to other reserves.

WRL Stock Plan

Options are granted with exercise prices equal to the current market price at the date of grant. The WRL Stock Plan provides for a variety of vesting schedules, including: immediate; 10% each year over ten years; 25% each year over four years; 33.33% for each of the third, fourth and fifth years; cliff vesting at a determined date; and others to be determined at the time of grant. All options expire ten years from the date of grant.

134	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

23.	SHARE-BASED PAYMENT PLAN (continued)

A summary of option activity under the WRL Stock Plan as at 31 December 2009 and 2008 and the changes during the years then ended is presented below.

	Number Of Options	Weighted Average Exercise Price	Weighted Average Exercise Term
		(HK$)	(Years)
Outstanding as of 1 January 2008	287,863	422
Granted during 2008	237,500	837
Exercised during 2008	(8,612)	248

Outstanding as of 31 December 2008 or 1 January 2009	516,751	613	7.6
Granted during 2009	245,000	365
Exercised during 2009	—	—
Transfer of employee to affiliate	(81,250)	413

Outstanding as of 31 December 2009	680,501	548	7.8

Shares exercisable as of 31 December 2009	143,749	422	5.1

Shares exercisable as of 31 December 2008	93,309	386	5.8

The weighted average fair value of options granted under the WRL Stock Plan during the year ended 31 December 2009 was approximately HK$214. The total intrinsic value of the options exercised for the year ended 31 December 2009 was nil (2008: HK$17.3 million). Approximately HK$124.8 million of unamortized compensation cost relating to stock options at 31 December 2009 will be recognized as compensation over the vesting of the related grants through 31 December 2016.

Annual Report 2009	135

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

23.	SHARE-BASED PAYMENT PLAN (continued)

Non-vested shares under the WRL Stock Plan

A summary of the status of the WRL Stock Plan’s non-vested shares as at 31 December 2009 and changes during the year then ended is set out below:

	Number Of Shares	Weighted Average Grant Date Price
		(HK$)
Non-vested as at 1 January 2009	188,750	712
Vested, granted and cancelled during the year	—	—

Non-vested as at 31 December 2009	188,750	712

Approximately HK$77.8 million of unamortized compensation cost relating to nonvested shares of common stock granted under WRL Stock Plan at 31 December 2009 will be recognized as compensation over the vesting period of the related grants through December 2016 respectively. The fair value per option/non-vested share was estimated on the date of grant using the weighted-average assumptions noted in the table below.

	31 December 2009	31 December 2008
Expected dividend yield	Nil	Nil
Expected stock price volatility	53.5%	44.12%
Risk-free interest rate	2.7%	3.5%
Expected average life of options (years)	7.6	9.4

136	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

24.	PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS

In April 2005, the Group established a defined contribution benefit retirement plan (the “Plan”) covering all of its qualified employees. The Plan allows employees to contribute 5% of their salary to this plan. Prior to April 2009, the Group matched the contribution with an amount equal to the employee contributions. Assets of the Plan are held separately from those of the Group under the control of at trustee. The Group recorded an expense for matching contributions of approximately HK$4.4 million for the year ended 31 December 2009 (2008: HK$48.5 million). When there are employees who leave the Plan prior to vesting fully in the contributions, the contributions payable by the Group are reduced by the amount of forfeited contributions.

25.	DIRECTORS’ REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS

Directors’ emoluments

Directors’ emoluments for the years, disclosed pursuant to the Listing Rules and Section 161 of the Hong Kong Companies Ordinance, are as follows:

	Group
	For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)
Fees	899	—
Salaries, allowances and benefits in kind	7,741	—
Bonus and non-equity incentive plan compensation	5,819	—
Share-based payments	3,435	—
Contributions to retirement plan	49	—

Total emoluments	17,943	—

Annual Report 2009	137

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

25.	DIRECTORS’ REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (continued)

			Discretionary	Share-based	Contributions to retirement
	Fees HK$	Salary HK$	bonus HK$	payments HK$	plan HK$	Other HK$	Total HK$
				(in thousands)
2009
Executive Directors:
Stephen A. Wynn	—	—	—	—	—	—	—
Ian Michael Coughlan	—	5,305	5,819	3,435	49	2,436	17,044
Linda Chen	—	—	—	—	—	—	—

Non-executive Directors:
Kazuo Okada	145	—	—	—	—	—	145
Allan Zeman	181	—	—	—	—	—	181
Marc D. Schorr	—	—	—	—	—	—	—

Independent non-executive:
Directors:
Nicholas Sallnow-Smith	211	—	—	—	—	—	211
Bruce Rockowitz	181	—	—	—	—	—	181
Jeffrey Kin-fung Lam	181	—	—	—	—	—	181

	899	5,305	5,819	3,435	49	2,436	17,943

2008
Executive Directors:
Stephen A. Wynn	—	—	—	—	—	—	—
Marc D. Schorr	—	—	—	—	—	—	—

	—	—	—	—	—	—	—

In addition to the directors’ emoluments disclosed in the above tables, Stephen A. Wynn and Marc D. Schorr received emoluments from Wynn Resorts, Limited amounting to HK$59.2 million and HK$69.9 million for the year ended 31 December 2009, respectively (2008: HK$65.9 million and HK$53.2 million, respectively). The Group was charged through the corporate allocation agreement a portion of their emoluments.

138	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

25.	DIRECTORS’ REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (continued)

Linda Chen received emoluments (inclusive of share-based payments) of HK$34 million for the year ended 31 December 2009, a portion of which was charged to the Group through the marketing and secondment service agreement with WIML.

Both Kazuo Okada and Allan Zeman also received emoluments (inclusive of share-based payments) of HK$0.7 million and HK$2.4 million, respectively as directors of Wynn Resorts, Limited for the year ended 31 December 2009.

Five highest paid individuals’ emoluments

During the year, the five individuals whose emoluments were the highest in the Group included two Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining three (2008: three) highest paid individuals for each of the years ended 31 December 2009 and 2008 are as follows:

	Group
	For the year ended 31 December
	2009 HK$	2008 HK$
	(in thousands)
Salaries and other benefits	9,349	11,448
Bonus	8,015	6,620
Share-based payments	10,301	7,870
Contributions to retirement plan	124	120

Total emoluments	27,789	26,058

The emoluments were within the following bands:

	For the year ended 31 December
	2009	2008
	Number of Individuals	Number of Individuals
HK$Nil to HK$6,000,000	1	1
HK$8,500,001 to HK$9,000,000	1	1
HK$11,000,001 to HK$11,500,000	—	1
HK$13,500,001 to HK$14,000,000	1	—

Total	3	3

Annual Report 2009	139

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

25.	DIRECTORS’ REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (continued)

Five highest paid individuals’ emoluments (continued)

In September 2009, two of the five highest paid individuals were appointed as Directors of Wynn Macau, Limited. Their remuneration for the whole of 2009 is reflected in the analysis and note presented above. We have excluded their salaries and other benefits of HK$12.1 million, bonus of HK$14.6 million, share-based payments of HK$14.3 million and contributions to retirement plan of HK$48,000 in 2008 from the table above to provide comparable amounts for 2009 and 2008.

The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefit received by the Group. The apportioned emoluments of these certain individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the two years ended 31 December 2009 and 2008. (See note 27 “Related Party Disclosures”).

During the year, no emoluments were paid by the Group to any of the directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the directors waived any emoluments during the years.

26.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments — Group as lessee

The Group has entered into leases for office space for administrative offices and marketing branch offices in Macau and other countries, warehouse facilities, apartment units for executives and consultants, a dormitory used for imported labor, and for certain office equipment. These leases typically stipulate a fixed monthly payment for rent and associated management fees. The remaining terms on these leases range between one and five years. These leases also typically contain renewal or continuation clauses.

In addition to the leases described above, the Group pays rent for the use of the land on which Wynn Macau was constructed under the land concession discussed in note 18. The land concession expires in August 2029. At 31 December 2009 and 2008, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows:

	Group
	As at 31 December
	2009 HK$	2008 HK$
.	(in thousands)
Within one year	20,972	45,754
After one year but not more than five years	26,128	43,103
More than five years	43,011	46,083

	90,111	134,940

140	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

26.	COMMITMENTS AND CONTINGENCIES (continued)

Operating lease commitments — Group as lessor

The Group has entered into leases for space at Wynn Macau’s retail promenade with several high-end retailers. These non-cancelable leases have remaining terms between one and six years and typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailer.

Future minimum rents to be received at 31 December 2009 and 2008 are as follows:

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Within one year	100,519	98,507
After one year but not more than five years	142,398	240,458

	242,917	338,965

The operating lease rentals of certain retailers are based on the higher of a fixed rental or contingent rent based on the sales of the retailers (in some cases subject to a ceiling) pursuant to the terms and conditions as set out in the respective rental agreements. As the future sales of these retailers could not be estimated reliably, the relevant contingent rent has not been included above and only the minimum lease commitment has been included in the above table.

Capital commitments

Construction continues on a further expansion of Wynn Macau called “Encore at Wynn Macau”. Encore at Wynn Macau is expected to open in April 2010, and will add a fully-integrated resort hotel to Wynn Macau with approximately 410 luxury suites and four villas along with restaurants, additional retail space and additional gaming space. The Group executed a guaranteed maximum price contract for HK$3.2 billion, including change orders, with Leighton Contractors (Asia) Limited, China State Construction Engineering (Hong Kong) Limited and China Construction Engineering (Macau) Company Limited, acting together as the general contractor for the construction of Encore at Wynn Macau. Although the project budget has yet to be finalized, the Group expects total costs to be approximately HK$4.7 billion. Through 31 December 2009, the Group had incurred approximately HK$3.5 billion (2008: HK$1.5 billion) of costs related to Encore at Wynn Macau.

Annual Report 2009	141

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

26.	COMMITMENTS AND CONTINGENCIES (continued)

Capital commitments (continued)

As at 31 December 2009 and 2008, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of financial position:

Contracted, but not provided for	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Construction contract commitments	352,101	1,711,736
Other capital related commitments	110,780	33,393

	462,881	1,745,129

Authorized, but not contracted for	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Construction contract commitments	516,272	901,434
Other capital related commitments	13,300	406,847

	529,572	1,308,281

Gaming premium commitment

Pursuant to a gaming contract signed with the Macau government, the Group has committed to pay an annual premium of HK$29.1 million plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by the Group.

Other services commitments

The Group has service agreements for signage in several cities in China, in Macau and in Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People’s Republic of China’s border to Wynn Macau and within Macau and under various agreements for maintenance, printing and other services. Under these agreements, the Group is obligated for the following future payments at 31 December 2009 and 2008:

142	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

26.	COMMITMENTS AND CONTINGENCIES (continued)

Other services commitments (continued)

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Within one year	156,093	157,367
After one year but not more than five years	180,558	207,834

	336,651	365,201

As at 31 December 2009, the Group was committed to purchases for operating items totaling HK$102.2 million (2008: HK$28.9 million).

On 1 August 2008, certain subsidiaries of Wynn Resorts, Limited, including a subsidiary of the Group, entered into an agreement with a Macau company that is not a connected person of the Group to make a one-time payment in the amount of US$50 million (approximately HK$388 million) in consideration of the latter’s relinquishment of certain rights with respect to its business interests in the potential Cotai project. The payment will be made within 15 days after the Macau government publishes the Group’s rights to the land in the Macau government’s official gazette. The Group has filed an application for the land with the Macau government and is awaiting final approval.

As at 31 December 2009, the banking facilities granted to the Group subject to guarantees given to the banks by the Group were utilized to the extent of approximately HK$8.1 billion (2008: HK$8.1 billion).

Employment Agreements

The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements, other than Mr. Wynn’s, generally have three- to five-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts).

Litigation

The Group does not have any material litigation outstanding as of 31 December 2009 (2008: Nil).

Annual Report 2009	143

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

27.	RELATED PARTY DISCLOSURES

As at 31 December 2009 and 2008, the outstanding balances between the Group and the related companies were as follows:

		Group		Company
		As at 31 December		As at 31 December
Name of related company	Relation to the Company	2009 HK$	2008 HK$	2009 HK$

	(in thousands)
Due from related companies — current
WIML	Subsidiary of Wynn Resorts, Limited	123,407	112,741	—
Wynn Hotel Sales & Marketing, LLC	Subsidiary of Wynn Resorts, Limited	299	834	—

		123,706	113,575	—

Due to related companies — current
Wynn Las Vegas, LLC	Subsidiary of Wynn Resorts, Limited	41,097	53,942	19
WM Cayman Holdings Limited I	Subsidiary of Wynn Resorts, Limited	3,766	—	3,820
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	44,183	21,306	—
Wynn Resorts, Limited	Ultimate parent company	97,603	25,233	120
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	2,851	2,294	—
Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	—	220	—
Wynn Resorts (Macau), S.A.	Subsidiary of the Company	—	—	452

		189,500	102,995	4,411

144	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

27.	RELATED PARTY DISCLOSURES (continued)

Unless indicated in the above table, the amounts are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related parties:

			Group
			For the year ended 31 December
Name of Related Company	Relation to the Company	Primary Nature of Transactions	2009 HK$	2008 HK$
			(in thousands)
Wynn Resorts, Limited	Ultimate parentcompany	Corporate SupportServices (i)	89,799	71,668
Wynn Resorts, Limited	Ultimate parent company	Royalty fees (ii)	554,525	572,084
WIML	Subsidiary of Wynn Resorts, Limited	International marketing expenses (iii)	64,146	70,643
Worldwide Wynn	Subsidiary of Wynn Resorts, Limited	Staff secondment payroll charges (iv)	46,459	43,321
Wynn Design & Development	Subsidiary of Wynn Resorts, Limited	Design/development payroll	17,708	7,379
Wynn Resorts, Limited	Ultimate parent company	Share-based payment expenses (note 23)	45,279	32,209
Las Vegas Jet, LLC	Subsidiary of Wynn Resorts, Limited	Airplane usage charges (i)	5,481	6,777
Wynn Resorts Hotel Sales & Marketing, LLC	Subsidiary of Wynn Resorts, Limited	Hotel marketing expenses (v)	1,306	9,916
Wynn Resorts, Limited	Ultimate parent company	Loan interest income (vi)	—	(11,792)

All of the above transactions are noted as continuing related party transactions.

Annual Report 2009	145

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

27.	RELATED PARTY DISCLOSURES (continued)

Notes:

(i)	Corporate support services

Wynn Resorts, Limited provides corporate support services in large part related to assisting the Group with U.S. regulatory requirements. These services consist of a limited number of executives in relevant areas assisting the Group on U.S. regulatory and certain limited other matters. The assistance includes guidance on certain issues and ensuring that from a regulatory standpoint Wynn Resorts, Limited standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employee’s obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

(ii)	Royalty Fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, hotel casino design, development, and management know- how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third parties’ intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the IP gross monthly revenues, and (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRS as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

146	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

27.	RELATED PARTY DISCLOSURES (continued)

Notes: (continued)

(ii)	Royalty Fees (continued)

The following table presents a reconciliation of total operating revenues (as reported in the Group’s financial statements) to WRM’s IP gross revenues as used for purposes of the IP License Arrangement between WRM and the Licensors.

	2009	2008
	HK$	HK$
	(in thousands)
Total operating revenues	14,076,900	14,710,576
Commissions included in operating revenues	3,805,861	3,779,159
Promotional allowances	601,112	575,407

IP gross revenues	18,483,873	19,065,142

(iii)	International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv)	Staff Secondment Payroll Charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for a pre-determined length of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fees equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

•	Wages, regular and overtime;

•	Bonuses and commissions;

Annual Report 2009	147

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

27.	RELATED PARTY DISCLOSURES (continued)

Notes: (continued)

(iv)	Staff Secondment Payroll Charges (continued)

•	Vacation pay and sick leave;

•	Employee benefit plans, including health insurance, life insurance, and other insurance or 401k plans;

•	Employer-paid Federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

•	Employer-reimbursed business expenses and employee international allowances. (v)

Hotel sales & marketing

Wynn Resorts Hotel Sales & Marketing, LLC, a subsidiary of Wynn Resorts, Limited, provides services to attract and introduce customers to Wynn Macau, with an emphasis on the resort’s luxury hotel accommodation. Wynn Resorts Hotel Sales & Marketing LLC’s primary business is to promote the luxury hotel services offered at the Wynn Macau resort to customers in China. It operates customer service outlets in China to help arrange hotel stays for individual and group travel. During 2009 and 2008, offices were located in Shanghai, Beijing, and Guangzhou. The branch offices operate under the direction and supervision provided by Wynn Resorts Hotel Sales & Marketing, LLC. For the hotel marketing and promotion services it performed on behalf of WRM in 2009 and 2008, Wynn Resorts Hotel Sales & Marketing, LLC charged service fees equal to the total costs it incurred in rendering the services.

(vi)	In July 2008, the Group loaned Wynn Resorts, Limited US$150 million (approximately HK$1.2 billion) under a credit facility (the “WRL Loan Facility”), which allowed Wynn Resorts, Limited to borrow up to US$545 million (approximately HK$4.3 billion) from the Group at an annual interest rate of 4.75%. In December 2008, Wynn Resorts, Limited repaid the loan and outstanding interest under the terms of the WRL Loan Facility and the facility was terminated.

The transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2009 and 2008. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

In addition to the above, the Group leased through June 2009 living quarters for one of the Group’s executives from a shareholder of the Group. This shareholder does not have profit participation shares in the Group. For the year ended 31 December 2009, the Group incurred approximately HK$147,000 (2008: approximately HK$281,000) of rental expenses relating to executive living quarters.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

148	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

27.	RELATED PARTY DISCLOSURES (continued)

Compensation of senior/key management personnel of the Group

	Group
	For the Year Ended 31 December
	2009	2008
	HK$	HK$
	(in thousands)
Salaries, bonuses, allowances and benefits in kind	67,719	58,948
Share-based payments	39,836	27,989
Retirement benefits	382	538

Total compensation paid to senior/key management personnel	107,937	87,475

Further details of Directors’ emoluments are included in note 25 above.

28.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal financial liabilities, other than derivatives, comprise bank loans and overdrafts, trade payables and loans obtained. The main purpose of these financial liabilities is to raise finance for the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and short-term deposits, which arise directly from its operations.

The Group also enters into derivative transactions, primarily interest rate swaps contracts. The purpose is to manage the interest rate risks arising from the Group’s operations and its sources of finance. It is, and has been throughout 2009 and 2008, the Group’s policy that no trading in derivatives should be undertaken.

The main risks arising from the Group’s financial instruments are cash flow interest rate risk, liquidity risk, foreign currency risk and credit risk. The Board of Directors reviews and agrees upon policies for managing each of these risks, which are summarized below.

Annual Report 2009	149

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

28.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Interest rate risk

The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk by managing the mix of long-term fixed rate borrowings through interest rate swap arrangement and variable rate borrowings. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations.

Interest rate sensitivity

As at 31 December 2009 and 2008, all of the interest bearing loans and borrowings were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group has entered into interest rate swaps that effectively fix the interest rate for approximately 55% of the interest bearing loans in 2009 (2008: 27%). Based on borrowings at 31 December 2009, an assumed 1% change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$36.7 million (2008: HK$59.9 million).

Foreign currency risk

The financial statements of foreign operations are translated into Hong Kong dollars, the Group’s presentation currency, for incorporation into the consolidated financial statements. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the statement of financial position date. Income, expenditure and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments.

Foreign currency sensitivity

As at 31 December 2009, the Group was in a net liability position where the Group had more liabilities than assets that were denominated in a currency (primarily US$) other than the functional currency, whereas as at 31 December 2008, the Group was in a net asset position. Based on the liability position at 31 December 2009, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the US dollar, the Group would recognize a gain or loss of HK$10.8 million, respectively. Based on the asset position at 31 December 2008, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the US dollar, the Group would recognize a loss or gain of HK$34.4 million, respectively.

150	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

28.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectibility of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries.

Liquidity risk

The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt, and maintains a conservative level of liquid assets to ensure the availability of sufficient cash flows to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facility’s governing documents contain capital spending limits and other affirmative and negative covenants which require the maintenance of secure capital procedures.

As at 31 December 2009, the Group only held interest rate swaps at fair value with liabilities measured at fair value for level 2 of HK$126.8 million (2008: HK$97.2 million), and the Group has not held any assets or liabilities measured at fair value for levels 1 and 3 during the years where level 1 fair value represented fair values measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market data and level 3 fair values measured using valuation techniques in which any significant input is not based on observable market data.

Annual Report 2009	151

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

28.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Liquidity risk (continued)

The table below analyzes the Group’s and the Company’s financial liabilities into relevant maturity groupings based on the remaining period at the statement of financial position date to the contractual maturity date. The amounts disclosed are based on the contractual undiscounted cashflows of financial liabilities which include principal and interest payments. The maturities are calculated assuming the effect of interest rate swap arrangement and interest rates with respect to variable rate financial liabilities remain constant as of respective year ends and there is no change in the aggregate principal amount of financial liabilities other than repayment at scheduled maturity as reflected in the table below.

Group:

	Interest rates	Within one year HK$	Between one to two years HK$	Between two to five years HK$	Over five years HK$	Total HK$
		(in thousands)
As at 31 December2009
Interest-bearing loans and borrowings	1.8%–3.4%	294,072	844,889	7,784,436	—	8,923,397
Construction retention payable		—	67,213	—	—	67,213
Interest rate swaps		—	86,564	40,196	—	126,760
Accounts payable		726,742	—	—	—	726,742
Amounts due to related companies		189,500	—	—	—	189,500
Other long-term liabilities, excluding tax liabilities		356	6,742	12,166	—	19,264
Otherpayables*		1,684,574	—	—	—	1,684,574

As at 31 December2008
Interest-bearing loans and borrowings	3.1%–6.3%	514,301	514,301	7,600,115	1,492,474	10,121,191
Construction retention payable		—	—	53,863	—	53,863
Interest rate swaps		—	—	97,175	—	97,175
Accounts payable		486,774	—	—	—	486,774
Land premiums payable		47,025	—	—	—	47,025
Amounts due to related companies		102,995	—	—	—	102,995
Other long-term liabilities, excluding tax liabilities		558	356	18,768	—	19,682
Other payables*		820,077	—	—	—	820,077

*	“Other payables” mainly comprise of outstanding chip liability, customer deposits, and other miscellaneous payables, excluding tax liabilities, incurred as of 31 December 2009 and 2008.

152	Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

28.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Liquidity risk (continued)

Company:

	Within one year HK$	Between one to two years HK$	Between two to five years HK$	Over five years HK$	Total HK$

		(in thousands)
As at 31 December 2009
Amounts due to related companies	4,411	—	—	—	4,411

Capital Management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholder value.

The Group manages its capital structure and makes adjustments to it as economic conditions change (i.e. interest rates and equity markets). To maintain a strong capital structure and in response to current economic conditions, the Group has modified debt instruments to obtain more favorable interest rates, obtained additional debt financing, and has adjusted dividend payments to shareholders.

Annual Report 2009	153

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2009

28.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (continued)

Capital Management (continued)

The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt.

	Group
	As at 31 December
	2009	2008
	HK$	HK$
	(in thousands, except for percentages)
Interest bearing loans and borrowings, net	8,017,177	7,972,912
Land premiums payable	—	47,025
Accounts payable	726,742	486,774
Other payables and accruals	2,621,093	1,552,877
Amounts due to related companies	189,500	102,995
Construction retention payable	67,213	53,863
Other long-term liabilities, net of uncertain tax position	19,264	19,682
Less cash and cash equivalents	(5,228,995)	(2,544,291)

Net debt	6,411,994	7,691,837

Equity	3,770,966	737,505

Total capital	3,770,966	737,505

Capital and net debt	10,182,960	8,429,342

Gearing ratio	63.0%	91.3%

154	Wynn Macau, Limited

Financial Summary

A summary of the published results and assets and liabilities of the Group for the last four years prepared on the basis as set out herein, is set out below.

	Year ended 31 December
	2009	2008	2007	2006
	HK$	HK$	HK$	HK$
		(in thousands)
Results
Operating revenues	14,076,900	14,710,576	10,858,185	2,293,468

Profit before tax	2,074,236	1,982,280	1,391,803	6,565,260

Profit for the year	2,068,647	2,039,644	1,374,736	5,876,250

	As at 31 December
	2009	2008	2007	2006
	HK$	HK$	HK$	HK$
		(in thousands)
Assets and liabilities
Total assets	15,591,528	11,116,632	13,553,245	11,822,175

Total liabilities	11,820,562	10,379,127	6,583,605	6,252,846

Net assets	3,770,966	737,505	6,969,640	5,569,329

The summary of the consolidated results of the Group for each of the three years ended 31 December 2006, 2007 and 2008, and of the assets and liabilities as at 31 December 2006, 2007 and 2008, have been extracted from the IPO Prospectus. Such summary was prepared as if the current structure of the Group had been in existence throughout these financial years and is presented on the basis as set out in note 2.1 to the financial statements. The consolidated results of the Group for the year ended 31 December 2009 and the consolidated assets and liabilities of the Group as at 31 December 2009 are those set out in the audited financial statements. The summary covers the last four years, rather than five years, since Wynn Macau only opened in September 2006, and a comparison with the results of the Group in 2005 would not be meaningful.

The summary above does not form part of the audited financial statements.

Annual Report 2009	155

Definitions

“Board of Directors” or “Board”	the board of Directors of our Company

“Code on Corporate Governance Practices” or “Code”	the Code on Corporate Governance Practices set out in Appendix 14 of the Listing Rules

“Companies Ordinance”	the Companies Ordinance of Hong Kong (Chapter 32 of the Laws of Hong Kong), as amended, supplemented or otherwise modified from time to time

“Company” or “our Company”	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement”	the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Director(s)”	the director(s) of our Company

“Galaxy”	Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our“	our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“Group Reorganization”	the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus

“HIBOR”	Hong Kong Interbank Offered Rate

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

156	Wynn Macau, Limited

Definitions

“IFRS”	International Financial Reporting Standards

“IPO Prospectus”	the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing

“LIBOR”	London Interbank Offered Rate

“Listing”	the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time)

“Macau” or “Macau Special Administrative Region”	the Macau Special Administrative Region of the PRC

“Melco Crown”	Melco Crown Entertainment Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Grand Paradise”	MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code”	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca”	Macau pataca, the lawful currency of Macau

“Palo Real Estate Company Limited”	Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company (subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr. Wong Chi Seng (a Macau resident) in WRM

“PRC,” “China” or “mainland China”	the People’s Republic of China and, except where the context requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“Pre-IPO Reorganization”	the reorganization undertaken by the Group prior to the Listing, as described in the section headed “History and Corporate Structure — Pre-IPO Reorganization” of the IPO Prospectus

Annual Report 2009	157

Definitions

“SFO”	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)”	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholders(s)”	holder(s) of Share(s) of the Company from time to time

“SJM”	Sociedade de Jogos de Macau, one of the six gaming operators in Macau and one of the three concessionaires

“US$”	United States dollars, the lawful currency of the Untied States

“Venetian Macau”	Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML”	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and an affiliate of Wynn Resorts, Limited

“WM Cayman Holdings Limited I”	WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

“WM Cayman Holdings Limited II”	WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company

“Worldwide Wynn”	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group”	Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM”	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

158	Wynn Macau, Limited

Definitions

“WRM Shareholder Dividend Tax Agreement”	the agreement, entered into during June 2009, for a term of five years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provides for an annual payment to the Macau Special Administrative Region of MOP7.2 million in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits

“Wynn Design & Development”	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.”	Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Las Vegas”	a destination casino resort owned by Wynn Resorts, Limited and its subsidiaries (excluding the Group), located on the Las Vegas Strip, comprising two hotel towers (Wynn Las Vegas and Encore at Wynn Las Vegas) and gaming, retail, dining, leisure and entertainment facilities

“Wynn Macau”	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities”	together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.7 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time

“Wynn Resorts Holdings, LLC”	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Ltd.”	Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly owned subsidiary of the Company

“Wynn Resorts, Limited”	Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, our controlling shareholder (as defined in the Listing Rules)

Annual Report 2009	159

Glossary

“Adjusted Average Daily Rate”	ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR”	REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“cage”	a secure room within a casino with a facility that allows clients to exchange cash for chips used in the casino’s gaming activities, or to exchange redeemable chips for cash

“casino revenue”	revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)”	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gaming table”	gross gaming win for table games divided by number of tables divided by the number of days in the applicable period

“dealer”	a casino employee who takes and pays out wagers or otherwise overseas a gaming table

“drop”	the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box”	a box or container that serves as a repository for cash and promotional coupons

“gaming promoters”	individuals or corporations licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or “gross gaming win”	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and discounts

160	Wynn Macau, Limited

Glossary

“gross slot win”	the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win”	the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program”	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history

“money laundering”	conduct or acts designed in whole or in part to conceal or disguise the nature, location, source, ownership, movement or control of money or assets, so as to make the money or assets appear to have originated from a legitimate source

“promotional allowance”	the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“REVPAR”	the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip”	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover”	the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player”	client, patron or players who participates in Wynn Macau’s In- house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover”	turnover resulting from VIP table games only

Wynn Macau, Limited

Rua Cidade de Sintra, NAPE, Macau

(853) 2888-9966

www.wynnmacau.com